BREAKWATER RESOURCES LTD.


2004 ANNUAL REPORT




BREAKWATER RESOURCES LTD.

is a Canadian-based company engaged in the acquisition, exploration, development and mining of base metal deposits in the Americas and North Africa.

     Contents

     1   Message to Shareholders
     5   Reserves and Resources
     6   Management's Discussion
         and Analysis
     34  Management's Report
     35  Auditors' Report
     36  Financial Statements
     64  Management and Corporate

Information

MAP

At the end of 2004 the Company owned five operating mines:
         BOUCHARD-HEBERT mine in Quebec, Canada;
         BOUGRINE mine in Tunisia;
         EL MOCHITO mine in Honduras;
         EL TOQUI mine in Chile; and
         MYRA FALLS mine in British Columbia, Canada;
         and

two mines on care and maintenance:
         LANGLOIS mine in Quebec, Canada; and
         CARIBOU mine in New Brunswick, Canada.

ALL DOLLAR AMOUNTS USED IN THIS REPORT ARE CANADIAN DOLLARS UNLESS OTHERWISE SPECIFIED.

This report includes certain forward-looking statements regarding the intent, belief or current expectations of the Company and members of its senior management team, including, without limitation, expectations regarding prospective performance and opportunities. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results and future events may differ materially from those anticipated in such statements.

MESSAGE TO SHAREHOLDERS

"We are encouraged by the continued strength in the zinc price and the fundamentals of the zinc metal and concentrate markets ...and we believe that Breakwater is well positioned to take advantage of the continued market strength."

BREAKWATER'S OPERATIONS PERFORMED VERY WELL IN 2004 AS REFLECTED BY THE $25.7 MILLION CONTRIBUTION FROM MINING ACTIVITIES OVER THE YEAR, COMPARED TO A LOSS OF $8.8 MILLION IN 2003, AND OUR NET INCOME WAS $2.6 MILLION IN 2004 COMPARED TO $0.65 MILLION IN 2003. THESE RESULTS WERE ACHIEVED DESPITE A POOR FOURTH QUARTER WHICH IS DISCUSSED IN DETAIL IN MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (SEE PAGE 27). THESE IMPROVED OPERATING RESULTS GENERATED HIGHER CASH FLOWS FROM OPERATIONS BEFORE WORKING CAPITAL CHANGES OF $38.1 MILLION IN 2004, SIGNIFICANTLY BETTER THAN THE $16.3 MILLION REPORTED IN 2003.

        2004 was an important year for both Breakwater and the zinc industry. The zinc price, which began the year at around US$1,000 per tonne, closed the year at US$1,270. We are encouraged by the continued strength in the zinc price and the fundamentals of the zinc metal and concentrate markets and we believe that Breakwater is well positioned to take advantage of the continued market strength.

        Breakwater's long-term goal is to focus on growing its metal mining operations through the development of existing properties and acquisitions, while maintaining production costs that will sustain the Company through most market conditions.

        Zinc metal in concentrate production in 2004 was 2.7% higher than in 2003, primarily due to the addition of production from the Myra Falls operation, which was purchased in July

2004. Additionally, the production of contained copper, gold and silver was up 125%, 14% and 115%, respectively, due to the contribution from Myra Falls and the higher gold grades mined at El Toqui.

        The total cash cost per pound of zinc produced in 2004 was US$0.34 per pound, slightly higher than the US$0.32 reported in 2003. The higher costs were driven primarily by the inclusion of the production from Myra Falls, higher costs at Bougrine as it approaches closure, and the strong Canadian dollar. In 2004, our realized Canadian/US dollar exchange rate was $1.30 compared to $1.40 in 2003. If the Canadian dollar was $1.40 in 2004, the total cash cost per pound produced would have remained US$0.32 per pound. For 2005 we expect cash costs will be higher than in 2004 given the strength of the Canadian dollar and with the production from the low-cost Bouchard-Hebert mine being replaced with Myra Falls.

        In January 2004, Breakwater completed an equity issue for $37.0 million which allowed it to repay its bank debt in full and provided funds for capital expenditures and working capital. At the end of 2004, Breakwater's financial position was strong with $41.6 million in working capital, and non-bank debt of $1.7 million.

        In July 2004, Breakwater acquired the Myra Falls mine on Vancouver Island, British Columbia from Boliden Ltd. Myra Falls has become a core operation for Breakwater, representing approximately 40% of the Company's zinc production, 98% of its copper production, 30% of its gold production and 45% of its silver production. The Company is now beginning a multi-year program designed to improve operating costs and efficiencies, convert resources to reserves and significantly expand exploration efforts at the mine. Myra Falls is a high cost mine and the goal is to reduce unit costs over time. We feel that this acquisition helps Breakwater achieve its long-term goals.

        After its acquisition, Myra Falls became a significant focus of the Company during 2004. While our commitment to the Langlois project has not changed, we are continuing to review the most prudent way of restarting that project given the strength of the Canadian dollar and the options available to finance the capital required. We are confident, however, that Langlois will be brought back into production and help Breakwater to increase its zinc production.

        Exploration carried out at El Toqui during 2004 and early 2005 has been successful in expanding the size of the deposits. Gold production has increased significantly at El Toqui with the development of the gold-rich Aserradero deposit. Exploration at Aserradero continues to increase the known extent of this orebody. We are also excited by the exploration results at Concordia which continue to expand the size of that high-grade zinc-lead deposit. We will continue drill-testing Concordia with the plan to carry out an initial feasibility study in 2005.

        Breakwater is continually searching for and evaluating potential acquisition and growth opportunities. We will endeavour to grow the Company by taking advantage of our core strengths in managing costs, implementing best mining and processing practices and operating the safest mines possible.

        The zinc price, which was severely depressed from 2001 to 2003, began a significant recovery in 2004; by the end of the year, the zinc price was 75% higher than the low of $725 per tonne in August 2002. While the LME zinc inventories dropped 22% from the high in April 2004, significant quantities of "hidden" inventories were liquidated through the open markets, thereby removing much of the overhang that muted the potential rally in the zinc price.

        Looking ahead to 2005, we continue to see significant improvements in the zinc market. The price remains strong and inventories continue to decline. Much of this improvement has been driven by the high levels of demand growth from China. In 2003, China accounted for 21% of global zinc demand compared to 8% in 1990. This tremendous growth in demand has resulted in China becoming a net importer of zinc metal for the first time in many years.

        The shortage of zinc concentrate continues to drive treatment charges lower. In 2005, the benchmark treatment charge has been set at US$126 per tonne, well below US$140.50 in 2004 and the 10-year average of US$172 per tonne. This shortage reflects the lack of exploration and new mine development coupled with the expansion of global smelting capacity. The combination of high zinc prices and low treatment charges provides the ideal environment for a zinc concentrate producer like Breakwater.

        In December 2004, Colin Benner announced his resignation as President and Chief Executive Officer of Breakwater. Colin's contributions were valuable and he will be missed by those that had the pleasure of working with him over the ten years he was with the Company. The Board of Directors of Breakwater has formed a search committee to recruit a new President and Chief Executive Officer. Mr. Alan Palmiere and Mr. Gordon Bub have resigned as directors and we wish to thank them for their valuable contributions. Breakwater has appointed Mr. Ned Goodman and Mr. Grant Edey to the Board, both of whom bring many years of experience in the mining business.

        Breakwater is especially proud of its safety record for 2004. Our total lost-time accident frequency per 200,000 manhours was 1.3, a 10-year low. Bougrine was the most improved with a frequency of 4.6, compared to an average of 12.2 over the previous nine years.

        We are confident that we have well-managed and professionally staffed operations, a seasoned management team that is dedicated to the success and future growth of the Company, a Board of Directors that is knowledgeable and helpful and supportive shareholders who understand the cycles inherent in our business.

        It is the efforts of our employees, combined with the support of our shareholders, that will enable us to continue to operate profitable and safe mines and expand our operations in a prudent manner. We wish to thank our employees and shareholders for this continued support.

    SIGNATURE

    GARTH A. C. MACRAE
    President and Chief Executive Officer

    MARCH 31, 2005



PULL-OUT
"Myra Falls has become a core operation for Breakwater, representing approximately 40% of the company's zinc production, 98% of its copper production, 30% of its gold production and 45% of its silver production."

"Breakwater's long-term goal is to focus on growing its metal mining operations through the development of existing properties and acquisitions, while maintaining production costs that will sustain the company through most market conditions."

2004 FINANCIAL AND OPERATING HIGHLIGHTS

"2004 was an important year for both Breakwater and the zinc industry. The zinc price, which began the year at around US$1,000 per tonne, closed the year at US$1,270."

                                           2004              2003    % Change
 -------------------------------------------------------------------------------

 FINANCIAL                                (`000s)           (`000s)
 NET REVENUES                      $    158,443      $    124,010         28%

CASH PROVIDED FROM OPERATING ACTIVITIES
(BEFORE CHANGES IN NON-CASH WORKING
CAPITAL ITEMS)                           29,329            15,540         89%

 NET EARNINGS                             2,624               651        303%

 CAPITAL EXPENDITURES                    27,689            10,621        161%
 WORKING CAPITAL                         36,603            36,842         (1%)
 LONG-TERM DEBT                           1,424            15,517        (91%)

 SHAREHOLDERS' EQUITY                   141,408            96,169         47%

 COMMON SHARES OUTSTANDING          363,156,141       285,789,527         27%

 -------------------------------------------------------------------------------

 OPERATIONAL
 ORE MILLED                           2,822,228         2,586,180          9%

 CONCENTRATE PRODUCTION
      ZINC (tonnes)                     318,206           310,337          3%
      COPPER (tonnes)                    43,882            23,781         91%
      LEAD (tonnes)                      21,633            20,220          8%
      GOLD (tonnes)                       5,015             2,575        151%

 METAL IN CONCENTRATES
      ZINC (tonnes)                     169,909           165,422          3%
      COPPER (tonnes)                     8,363             3,710        179%
      LEAD (tonnes)                      14,347            13,516         10%
      SILVER (ounces)                 2,538,021         2,225,728         14%
      GOLD (ounces)                      56,388            26,220        117%

 MINESITE OPERATING COSTS
      PER TONNED MILLED (US$)             36.58             28.31         29%

 TOTAL CASH COSTS
      PER POUND PAYABLE ZINC (US$)         0.34              0.32          6%



RESERVES AND RESOURCES

"Exploration carried out at El Toqui during 2004 and early 2005 has been successful in expanding the size of the deposits. Gold production has increased significantly at El Toqui with the development of the gold-rich Aserradero deposit."

----------------------------------------------------------------------------

        The following table lists Breakwater's mineral reserves and resources as calculated by Torben Jensen, Vice President, Engineering, Breakwater's Qualified Person as of December 31, 2004, according to the "CIM Standards on Mineral Resources and Reserves: Definitions and Guidelines" (August, 2000). Accordingly, the Resources have been classified as Measured, Indicated or Inferred and the Reserves have been classified as Proven and Probable based on the Measured and Indicated Resources.


                                      DECEMBER 31, 2004                                            December 31, 2003
-----------------------------------------------------------------------------------------------------------------------------------
                     TONNES      ZN      PB       CU       AG       AU           Tonnes       Zn       Pb       Cu      Ag      Au
                     (000's)    (%)     (%)      (%)     (g/t)    (g/t)          (000's)      (%)      (%)      (%)   (g/t)   (g/t)
-----------------------------------------------------------------------------------------------------------------------------------

PROVEN AND PROBABLE
RESERVES


MYRA FALLS**         6,392      6.7       -      1.1       49      1.4                -        -        -        -       -       -
BOUCHARD-HEBERT         99      4.9       -      0.5       26      0.7            1,126      6.1        -      0.4      27     0.9
BOUGRINE               110     10.7     6.0        -        -        -              475     10.2      1.8        -       -       -
EL MOCHITO           1,986      6.5     2.0        -       91        -            2,686      6.5      1.8        -      87       -
EL TOQUI             2,565      7.4       -        -        -      2.0            2,801      7.4        -        -       -     1.7
LANGLOIS             3,323     10.8       -      0.8       52      0.1            3,323     10.8        -      0.7      52     0.1
CARIBOU              5,057      6.5     3.4        -       90        -            5,057      6.5      3.4        -      90      -
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL               19,532      7.4       -        -        -        -           15,468      7.7        -        -       -       -


MEASURED AND INDICATED
RESOURCES*


MYRA FALLS**         9,736      7.6       -      1.4       63      1.9                -        -        -        -       -       -
BOUCHARD-HEBERT         99      4.9       -      0.5       26      0.7            1,218      6.9        -      0.4      30     1.0
BOUGRINE               188     12.6     5.0        -        -        -              768     11.4      2.1        -       -       -
EL MOCHITO           3,140      8.2     2.7        -      112        -            3,599      7.9      2.4        -     108       -
EL TOQUI             3,066      8.1       -        -        -      2.0            3,499      8.1        -        -       -     1.6
LANGLOIS             4,981     11.1       -      0.8       54      0.1            4,981     11.1        -      0.8      54     0.1
CARIBOU              5,152      7.4     3.9        -       95        -            5,152      7.4      3.9        -      95       -
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL               26,362      8.4       -        -        -        -           19,217      8.7        -        -       -       -

*    Includes proven and probable reserves but excludes inferred resources.


INFERRED
RESOURCES


MYRA FALLS**         2,485      4.7       -      0.9       43      1.4                -        -        -        -       -       -
BOUCHARD-HEBERT          -        -       -        -        -        -                -        -        -        -       -       -
BOUGRINE                92      8.8     2.1        -        -        -               68     10.7      1.9        -       -       -
EL MOCHITO           3,221      7.3     3.7        -      106        -            2,911      7.3      3.2        -     101       -
EL TOQUI             2,310      7.1       -        -        -      0.9            2,990      8.4        -        -       -     0.4
LANGLOIS             1,255      9.7       -      0.5       40      0.1            1,255      9.7        -      0.5      40     0.1
CARIBOU              4,163      6.7     3.2        -       98        -            4,163      6.7      3.2        -      98       -
-----------------------------------------------------------------------------------------------------------------------------------

TOTAL               13,526      6.8       -        -        -        -           11,387      7.7        -        -       -       -

**   Myra Falls was purchased by Breakwater effective July 23, 2004.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. constitutes management's review of the factors that affected the Company's financial and operating performance for the year ended December 31, 2004, and factors reasonably expected to impact on future operations and results.

OVERVIEW

Breakwater Resources Ltd. (the "Company") is an exploration, development and mining company with operations in Canada, Honduras, Chile and Tunisia. The Company produces and sells zinc, lead and copper concentrates to customers around the world. All of the Company's gross sales revenue is transacted in US dollars. In 2004 and 2003, approximately 74 percent and 83 percent, respectively, of gross sales revenue was derived from the sale of zinc in concentrates with the balance from lead, copper, gold and silver in concentrates.

Since 1994, production has generally increased through the acquisition of operating mines but has also increased from productivity improvements and efficiencies. The low metal price cycle of the last few years and the Company's bank debt burden prevented continued growth. This has now been resolved with higher metal prices, the full repayment of the bank debt, the acquisition of the Myra Falls mine and the redevelopment of the Langlois mine. The Company has returned to its strategy of growth through acquisition and the development of existing assets.

The following are the notable details related to the Company's financial results in 2004 compared with 2003.

o Gross sales revenue increased by 16 percent to $240.3 million on 336,896 tonnes of concentrate sold in 2004, from $207.6 million on 378,164 tonnes of concentrate sold in 2003.
o Contribution from mining activities increased by $34.5 million to $25.7 million in 2004, from a loss of $8.8 million in 2003.
o Metals prices were significantly stronger in 2004, as the Company realized an average zinc price of $1,035 per tonne compared with $804 per tonne in 2003. The improved metals prices were offset to some degree by the stronger Canadian dollar which averaged C$1.3010 per US$ in 2004, compared with C$1.4115 in 2003 (see metal price table).
o Net income increased to $2.6 million in 2004 compared with $0.7 million in 2003. Included in 2003's net earnings was a $10.3 million gain on the sale of the Lapa properties and a $11.6 million foreign exchange gain on US dollar denominated debt. Removing these two items result in an improvement in net income of $23.8 million from 2003 to 2004. To date the acquisition of the Myra Falls mine has negatively impacted the Company's earning by $5.1 million. The Company continues to effect change at this newly acquired operation with the anticipated improvements expected in the latter half of 2005.
o The Company completed the acquisition of the Myra Falls mine on July 23, 2004, adding significantly to the Company's production profile. Annualized zinc and copper concentrate from Myra Falls is expected to be over 110,000 tonnes and 35,000 tonnes, respectively. The acquisition was accounted for as a purchase transaction in accordance with CICA Handbook
        Section 1581, Business Combinations.
o Total concentrate production increased to 388,736 tonnes in 2004 from 356,913 tonnes in 2003 due mainly to the acquisition of the Myra Falls mine.
o Total cash cost per pound of payable zinc increased in 2004 to US$0.34 from US$0.32. This increase was due to the inclusion of the higher cost Myra Falls mine in the Company's production profile in 2004, higher than expected unit costs at the Bougrine mine, higher treatment charges and freight costs and the stronger Canadian dollar (see production statistic section for details).
o The bank debt was fully repaid and the credit facility agreement cancelled in 2004.

On January 28, 2004, the Company completed the sale of 57,142,858 units for net proceeds of $37.0 million. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The Company used $16.0 million of the proceeds to retire the Non-Revolving Facility, $16.4 million was targeted for use to continue the development of the Langlois mine of which $4.0 million was spent in 2004 and $4.6 million was used for working capital and general corporate purposes.

-------------------------------------------------- ------------
Use of Proceeds ($ millions)
-------------------------------------------------- ------------

-------------------------------------------------- ------------
Bank Debt Repayment                                       16.0
-------------------------------------------------- ------------
Langlois Development                                      16.4
-------------------------------------------------- ------------
Working Capital and General Corporate Purposes             4.6
-------------------------------------------------- ------------
Net Proceeds                                              37.0
-------------------------------------------------- ------------

In December 2004, the Company entered into a royalty agreement (the "Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile") whereby the Company sold a basic royalty on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $13.5 million, which included a royalty of $12.0 million and fees and interest of $1.5 million.

Under the terms of the Agreement the Company is required to make basic royalty payments at fixed amounts per pound of payable zinc produced, which amounts escalate from $0.003 per pound to $0.016 per pound over the first twelve years of the agreement. In addition, the Company granted Red Mile a net smelter return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year in that period averages US$2,250, US$2,500 or US$2,750 per tonne, respectively. $11.8 million of the cash received was placed with a financial institution for which the Company received an interest bearing promissory note. Interest earned from the promissory note will be used to fund the expected basic royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the promissory note will be used to fund the basic royalty payments.

The balance of the funds received, $1.7 million will be used for working capital and capital requirements at the Myra Falls mine.

Under certain circumstances the Company has the right under the terms of a call option to acquire the partnership units of Red Mile for the lower of fair market value or the balance outstanding under the promissory note.

        OUTLOOK

It is management's intent, as in the past, to grow the Company in a manner that is accretive to its shareholders. The Company's vision is to grow its business and increase its ranking in the top ten global zinc concentrate producers, and the base metal sector in general.

With the resignation of Colin Benner (Chief Executive Officer) in December 2004 a committee of the Board of Directors was appointed to direct the search for a new Chief Executive Officer. The committee has engaged a consultant to carry out this search and hope to fill this vacancy before the Annual General Meeting of the Shareholders.

The completion of the processing expansion at El Toqui in 2004 will allow the plant to increase production to 520,000 tonnes in 2005 from 467,000 tonnes in 2004. This higher throughput will provide higher metal production at a reduced unit cost.

With the positive results from the El Toqui exploration program in 2004, the Company plans to continue exploration work in 2005 in the Concordia area, with the goal of adding resources and upgrading existing resources to reserves (see February 15, 2005 press release).

The Myra Falls mine, acquired in 2004, was a significant event for the Company and will be a major focus in 2005. The Company has made important changes to the on-site management and believes there is an opportunity to significantly improve the performance of this mine.

Labour negotiations were successfully completed in January 2005 at Myra Falls. With this agreement, and those completed in 2004 at the El Toqui and El Mochito mines, the Company now has in place agreements at its three key operations covering the next three years.

The Company expects to complete the reclamation work at Nanisivik in 2005 so that the only requirement will be ongoing site monitoring.

The Company completed mining and processing at the Bouchard-Hebert mine on February 20, 2005. An exploration program is underway to try and identify a new deposit. The processing facilities will remain in place pending the outcome of the exploration program in 2006, but reclamation of the mine and the tailings area have commenced.

The Bougrine mine will close in the third quarter of 2005. The Company expects to come to a final decision on the clinker grinding option by the second quarter of 2005 (see Bougrine Outlook). Otherwise, reclamation will commence with the closure of the mine and will be completed in 2006.

Metal prices are expected to remain strong during 2005 and generate a significant contribution from mining activities.

The Company is committing significant resources across the organization in 2005 to become compliant with Sarbanes Oxley by the end of the year.

SELECTED ANNUAL INFORMATION

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles. The reporting currency is Canadian dollars.


STATEMENT OF OPERATIONS AND DEFICIT DATA                         Years ended December 31,
                                               -------------------------------------------------------------
                                                       2004                 2003                2002
                                               -------------------  -------------------  -------------------
                                               ($ millions except for per share numbers, ratios and weights)
Tonnes of Concentrate Sold
   (Zinc, Copper, Lead and Gold)                      336,896              378,164             523,330
Gross Sales Revenue                                     240.3                207.6               305.3
Treatment and Marketing Costs                            81.9                 83.6               136.7
Net Revenue                                             158.4                124.0               168.6
Total Operating Costs                                   132.7                132.8               181.8
Contribution (Loss) from Mining Activities               25.7                 (8.8)              (13.2)
Net Earnings (Loss)                                       2.6                  0.7               (26.7)
Earnings (Loss) per Common Share                         0.01                 0.00               (0.16)
Diluted Earnings per Common Share                        0.01                 0.00               (0.16)
Cash Provided by Operating Activities(1)                 29.3                 15.5                 9.9
Capital Expenditures                                     27.7                 10.6                11.0
Weighted-Average Number of
   Common Shares Outstanding
   After Bonus Element                                353,508              211,411             169,074

Number of Common Shares Outstanding                   363,156              285,790             193,281

(1)     Before changes in non-cash working capital items.

BALANCE SHEET DATA                                        As at December 31,
                                               ----------------------------------------
                                                      2004                 2003
                                               -------------------  -------------------

Working Capital                                          36.6                 36.8
Total Assets                                            287.5                179.6
Total Debt                                                1.7                 25.8
Total Long-Term Liabilities                              65.8                 52.1
Shareholders' Equity (Net Assets)                       141.4                 96.2
Book Value per Common Share                              0.39                 0.34
Capital Stock & Warrants                                335.0                287.8

        SENSITIVITY TO METAL PRICES

The Company's earnings, cash flow and common share price are highly sensitive to the price of zinc. The following table illustrates the sensitivity of earnings and cash flow to changes in metal prices and in the US$/C$ exchange rate based on production estimates for 2005 and on a US$/C$ exchange rate of $0.82/$1.00.

-------------------------------------------------------------- -----------------
                                                                SENSITIVITIES
                                                                   (C$ 000)
-------------------------------------------------------------- -----------------
Zinc (US$0.01/pound)                                                  2,487
-------------------------------------------------------------- -----------------
Lead (US$0.01/pound)                                                    254
-------------------------------------------------------------- -----------------
Copper (US$0.01/pound)                                                  240
-------------------------------------------------------------- -----------------
Silver (US$0.10/ounce)                                                  236
-------------------------------------------------------------- -----------------
Gold (US$10.00/ounce)                                                   582
-------------------------------------------------------------- -----------------
Exchange rate (US$0.01/Cdn$1.00)*                                     1,355
-------------------------------------------------------------- -----------------
*When the Canadian dollar weakens against the US dollar earnings would increase.

        SENSITIVITY TO SMELTER TREATMENT CHARGES

The Company sells zinc, lead and copper concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead and copper concentrates. Treatment charges vary according to the world demand for concentrates. In 2005, there should continue to be downward pressure on zinc concentrate treatment charges as the world zinc smelting capacity continues to exceed mine production. It is expected that the overall demand for zinc concentrates should remain strong in 2005.

The following table outlines sensitivity to changes in average treatment charges, based on production estimates for 2005 and a US$/C$ exchange rate of $0.82/$1.00.

--------------------------------------------------------------------------- -----------------
                                                                             SENSITIVITIES
                                                                                (C$ 000)
--------------------------------------------------------------------------- -----------------
Zinc concentrate (US$5.00 per tonne)                                               1,738
--------------------------------------------------------------------------- -----------------
Lead concentrate (US$5.00 per tonne)                                                 124
--------------------------------------------------------------------------- -----------------
Copper concentrate (TC US$10.00 per tonne, RC US$0.01 per pound)                     461
--------------------------------------------------------------------------- -----------------

STATEMENT OF OPERATIONS REVIEW - 2004 AND 2003

        GROSS SALES REVENUE

Gross sales revenue on the sales of zinc, lead and copper concentrates increased by 16 percent in 2004 to $240.3 million from $207.6 million in 2003, while tonnes of concentrate sold in 2004 were 336,896 compared with 378,164 tonnes sold in 2003. Despite less tonnes of concentrate sold in 2004, gross sales revenue was higher due to improved metal prices, offset partially by the stronger Canadian dollar. The Company recognizes revenue on a risk and title transferred and priced basis (See Note 1 to the Consolidated Financial Statements). Even though total concentrate production in 2004 was 388,736 tonnes, not all tonnes met the Company's revenue recognition policy and accordingly are recorded as concentrate inventory. At year end the Company had received provisional payments of $23.0 million for concentrate shipped that did not qualify to be recorded as gross sales revenue. This amount will be brought into gross sales revenue in 2005 as the revenue recognition requirements are met.

--------------------------------------------------------- ------------------ -----------------
REALIZED PRICES                                                 2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc (US$/tonne)                                                 1,035               804
--------------------------------------------------------- ------------------ -----------------
Lead (US$/tonne)                                                   900               468
--------------------------------------------------------- ------------------ -----------------
Copper (US$/tonne)                                               2,852             1,766
--------------------------------------------------------- ------------------ -----------------
Gold (US$/ounce)                                                   414               354
--------------------------------------------------------- ------------------ -----------------
Silver (US$/ounce)                                                6.52              4.61
--------------------------------------------------------- ------------------ -----------------
Exchange rate (US$1.00/Cdn$) yearly average                     1.3010            1.4115
--------------------------------------------------------- ------------------ -----------------

--------------------------------------------------------- ------------------ -----------------
SALES BY METAL                                                  2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc - tonnes                                                   131,831           149,850
--------------------------------------------------------- ------------------ -----------------
Lead - tonnes                                                    13,256            11,533
--------------------------------------------------------- ------------------ -----------------
Copper - tonnes                                                   3,194             3,909
--------------------------------------------------------- ------------------ -----------------
Gold - ounces                                                    40,211            22,952
--------------------------------------------------------- ------------------ -----------------
Silver - ounces                                               1,600,407         1,328,903
--------------------------------------------------------- ------------------ -----------------

--------------------------------------------------------- ------------------ -----------------
GROSS SALES REVENUE BY METAL ($ thousands)                      2004               2003
--------------------------------------------------------- ------------------ -----------------
Zinc (US)                                                        136.3             120.6
--------------------------------------------------------- ------------------ -----------------
Lead (US)                                                         11.9               5.4
--------------------------------------------------------- ------------------ -----------------
Copper (US)                                                        9.2               6.9
--------------------------------------------------------- ------------------ -----------------
Gold (US)                                                         16.8               8.1
--------------------------------------------------------- ------------------ -----------------
Silver (US)                                                       10.5               6.1
--------------------------------------------------------- ------------------ -----------------
   Total Gross Sales Revenue (US)                                184.7             147.1
--------------------------------------------------------- ------------------ -----------------
Realized exchange rate                                          1.3010            1.4099
--------------------------------------------------------- ------------------ -----------------
   Total Gross Sales Revenue (Cdn)                               240.3             207.6
--------------------------------------------------------- ------------------ -----------------

The Company periodically hedges against fluctuations in metal prices and foreign exchange with the use of forward sales or options. The Company does not apply hedge accounting. Realized and mark-to-market gains or losses are included in gross sales revenue at the end of each period. The Company had no hedge positions outstanding at the end of the year. The Company recorded a gain from hedging of $0.1 million in 2004 compared with a loss of $1.1 million in 2003.

        NET REVENUE

Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, increased by 28 percent to $158.4 million in 2004 from $124.0 million in 2003. Total treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs remained essentially unchanged at $81.9 million in 2004 compared with $83.6 million in 2003. On a per tonne of concentrate basis these costs increased in 2004 to $243 per tonne sold compared with $221 per tonne in 2003. Higher metal prices triggered price escalators in the treatment charges and higher freight rates, especially to Asia, contributed to these higher unit costs. However, these factors were partially offset by the stronger Canadian dollar as all these costs are incurred in US dollars.

        OPERATING COSTS

Direct operating costs were $101.9 million in 2004 compared with $103.2 million in 2003, slightly higher despite the lower volume of concentrate sold. Higher unit production costs at the Bougrine mine and the newly acquired Myra Falls mine were the main contributors to these higher costs (see mine details below).

--------------------------------------------------------- ------------------ -----------------
DIRECT OPERATING COSTS ($ millions)                             2004              2003
--------------------------------------------------------- ------------------ ----------------
Bouchard-Hebert                                                  32.0             38.9
--------------------------------------------------------- ------------------ ----------------
Bougrine                                                         17.6             17.9
--------------------------------------------------------- ------------------ ----------------
El Mochito                                                       25.7             23.9
--------------------------------------------------------- ------------------ ----------------
El Toqui                                                         13.6             16.6
--------------------------------------------------------- ------------------ ----------------
Myra Falls                                                       13.0              0.0
--------------------------------------------------------- ------------------ ----------------
Nanisivik                                                         0.0              5.9
--------------------------------------------------------- ------------------ ----------------
Total                                                           101.9            103.2
--------------------------------------------------------- ------------------ ----------------

The total cash cost per pound of payable zinc, which includes all minesite cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.34 in 2004 compared with US$0.32 in 2003 (see non-GAAP reconciliation of the total cash cost per pound of payable zinc below).

NON-GAAP RECONCILIATIONS

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE ZINC
TO CONSOLIDATED FINANCIAL STATEMENTS                                     ------------------------------------
                                                                                2004              2003
------------------------------------------------------------------------ ------------------ -----------------
By-Product Credit ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Gross Sales Revenue per financial statements                                 240.3             207.6
------------------------------------------------------------------------ ------------------ -----------------
   Less zinc sales revenue                                                     (177.3)           (170.0)
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          28.9               6.0
------------------------------------------------------------------------ ================== =================
                                                                                 91.9              43.6
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Treatments Charges ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                      81.9              83.6
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          16.2              (5.8)
------------------------------------------------------------------------ ================== =================
                                                                                 98.1              77.8
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
Direct Operating Costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per financial statements                                                     101.9             103.2
------------------------------------------------------------------------ ------------------ -----------------
   Inventory adjustment                                                          32.4              (0.7)
------------------------------------------------------------------------ ================== =================
                                                                                134.3             102.5
------------------------------------------------------------------------ ================== =================
Total Cash Costs - Canadian ($ millions)                                        140.5             136.7
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
    Exchange rate C$/US$                                                       1.3008            1.4004
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total Cash Costs - US ($ millions)                                              108.0              97.6
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Zinc pounds produced (millions)                                                 313.3             307.4
------------------------------------------------------------------------ ------------------ -----------------
Total Cash Cost
------------------------------------------------------------------------ ------------------ -----------------
Per pound of payable zinc (US$)                                                  0.34              0.32
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------------------------
RECONCILIATION OF MINESITE OPERATING CASH COSTS PER TONNE MILLED TO
CONSOLIDATED FINANCIAL STATEMENTS                                        ------------------------------------
                                                                                2004              2003
------------------------------------------------------------------------ ------------------ -----------------
Direct Operating Costs ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Per finacial statements                                                      101.9             103.2
------------------------------------------------------------------------ ------------------ -----------------
    Inventory adjustment                                                         32.4              (0.7)
------------------------------------------------------------------------ ================== =================
Minesite Operating Cash Costs - Canadian ($ millions)                           134.3             102.5
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
   Exchange rate C$/US$                                                        1.3008            1.4004
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs - US ($ millions)                                 103.2              73.2
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
   Tonnes milled (millions)                                                       2.8               2.6
------------------------------------------------------------------------ ------------------ -----------------
Minesite Operating Cash Costs
------------------------------------------------------------------------ ------------------ -----------------
   Per tonne milled (US$)                                                       36.58             28.31
------------------------------------------------------------------------ ------------------ -----------------

Total Cash Costs per Pound of Payable Zinc and Minesite Operating Cash Costs per Tonne Milled are furnished to provide additional information and are non-GAAP measures. These measures should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and are not necessarily indicative of operating expenses as determined under GAAP. These measures are intended to provide investors with information about the cash generating capabilities of the Company's mining operations. The Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

        OTHER (INCOME) EXPENSES

---------------------------------------------------------------- ----------------- ----------------
OTHER (INCOME) EXPENSES ($ millions)                                   2004             2003
---------------------------------------------------------------- ----------------- ----------------
General and administrative                                              9.5              5.1
---------------------------------------------------------------- ----------------- ----------------
Stock based compensation                                                1.3              0.3
---------------------------------------------------------------- ----------------- ----------------
Interest and financing                                                  0.5              3.3
---------------------------------------------------------------- ----------------- ----------------
Investment and other income                                            (0.8)            (0.4)
---------------------------------------------------------------- ----------------- ----------------
Other foreign exchange loss (gain)                                      1.8             (0.2)
---------------------------------------------------------------- ----------------- ----------------
Foreign exchange loss (gain) on US dollar denominated debt              0.4            (11.6)
---------------------------------------------------------------- ----------------- ----------------
TOTAL OTHER EXPENSES (INCOME)                                          12.7             (3.5)
---------------------------------------------------------------- ----------------- ----------------
Write-down of mineral property and fixed assets                         1.2              0.3
---------------------------------------------------------------- ----------------- ----------------
Other non-producing property costs (income)                             8.6             (5.4)
---------------------------------------------------------------- ----------------- ----------------
Income and mining taxes (recovery)                                      0.6             (0.8)
---------------------------------------------------------------- ----------------- ----------------
TOTAL EXPENSE (INCOME)                                                 23.1             (9.4)
---------------------------------------------------------------- ----------------- ----------------

        GENERAL AND ADMINISTRATIVE

        General and administrative costs increased to $9.5 million in 2004 from $5.1 million in 2003. The main reasons for this $4.4 million increase were:

o Reassessment of Quebec capital tax for the years 2000 to 2003 and higher Capital taxes in 2004 ($1.2 million).
o Accrued costs related to the introduction of a formal incentive program in 2004 ($0.9 million).
o Higher employment costs due to an increase in the head office staffing levels and salaries ($0.9 million).
o Performance and retention bonuses related to 2003 earned, paid and expensed in 2004 ($0.6 million).
o Increased legal, audit and directors fees to comply with the new public reporting and accounting requirements ($0.5million).
o       Increased business development activities ($0.2 million).

        STOCK BASED COMPENSATION

The Company's adoption of CICA 3870, Stock Based Compensation, resulted in the recording of an expense of $1.3 million in 2004 and a restatement of the 2003 results with an expense of $0.3 million. This is a non-cash cost.

        INTEREST AND FINANCING COSTS

Interest costs were significantly lower in 2004 at $0.5 million compared with $3.3 million in 2003 as the bank debt was fully repaid in January 2004.

        OTHER FOREIGN EXCHANGE LOSS (GAIN)

Other foreign exchange (gain) loss was a loss of $1.8 million in 2004 compared with a gain of $0.2 million in 2003. This shows the strengthening Canadian dollar on the Company's US dollar bank balances.

        FOREIGN EXCHANGE (GAIN) LOSS ON US DOLLAR DENOMINATED DEBT

During 2003 the Company recorded a gain of $11.6 million on the US dollar denominated debt as the Canadian dollar strengthened during the year. When the debt was fully repaid in January 2004 this gain was realized and the Company carried no further exposure to US dollar denominated debt in 2004.

        WRITE DOWN OF MINERAL PROPERTIES AND FIXED ASSETS

The Company wrote off its investment of $1.2 million in the exploration properties Heninga Lake in Nunavut and Bousquet Ferris in Quebec in 2004, as there is no further work planned.

        OTHER NON-PRODUCING PROPERTY (INCOME) COSTS

Other non-producing property costs (income) include care and maintenance costs, holding costs and other costs related mainly to the Caribou, Langlois and Nanisivik properties, and revenues received from optioned or sold properties. In 2004 the Company incurred costs of $8.6 million related to non-producing properties compared with a gain of $5.4 million in 2003. 2003 included the gain on the sale of the Lapa properties in June for $10.3 million. In 2004, $6.8 million was incurred at the Nanisivik mine, which is currently being reclaimed, and of this amount $2.1 million relates to the write down of supplies inventories as it was deemed that this amount would not be recoverable on the final closure of the mine in 2005. $1.6 million was spent at the Caribou mine, which is currently on a care and maintenance program and $0.1 million at the Langlois mine.

        CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
                WORKING CAPITAL ITEMS) - 2004 AND 2003

Cash provided from operating activities (before changes in non-cash working capital items) was $29.3 million in 2004 compared with $15.5 million in 2003.

--------------------------------------------------------------------- ------------------ ----------------
($ millions)                                                                 2004              2003
--------------------------------------------------------------------- ------------------ ----------------
Contribution (loss) from mining activities                                   25.7             (8.8)
--------------------------------------------------------------------- ------------------ ----------------
Other income (expenses)*                                                    (12.7)             3.5
--------------------------------------------------------------------- ------------------ ----------------
Other non-producing property income (costs)**                                (8.6)             5.4
--------------------------------------------------------------------- ------------------ ----------------
Income and mining taxes recovery (expense)                                   (0.6)             0.9
--------------------------------------------------------------------- ------------------ ----------------
Write-down of properties                                                     (1.2)            (0.3)
--------------------------------------------------------------------- ------------------ ----------------
Net earnings                                                                  2.6              0.7
--------------------------------------------------------------------- ------------------ ----------------
Closure cost expenditures                                                    (8.8)            (0.7)
--------------------------------------------------------------------- ------------------ ----------------
Non-cash expenses                                                            35.5             15.5
--------------------------------------------------------------------- ------------------ ----------------
Cash provided from operating activities (before changes in non-cash          29.3             15.5
working capital items)
--------------------------------------------------------------------- ------------------ ----------------

*Other income (expenses) for 2003 includes foreign exchange gains on US dollar bank debt of $11.6 million.

**Other non-producing property income (costs) for 2003 includes the gain from the sale of the Lapa properties of $10.3 million.

LIQUIDITY AND FINANCIAL POSITION REVIEW

        WORKING CAPITAL

Working capital at the end of 2004 was $36.6 million compared with $36.8 million at the end of 2003. No change in working capital was realized due to the increase in the current portion of reclamation, closure accruals and other environmental obligations to $21.1 million in 2004 from $0.1 million in 2003. This represents the expected environmental and reclamation spending at the Nanisivik, Myra Falls, Bouchard-Hebert and the Bougrine mines in 2005. This amount, except for the Myra Falls portion of $7.7 million, was classified as a long-term liability at the end of 2003.

        CURRENT ASSETS

Current assets increased to $116.9 million in 2004 from $68.2 million at the end of 2003. The majority of the $48.7 million increase is related to accounts receivable - concentrates ($2.2 million), concentrate inventory ($34.4 million) and short-term investments ($2.6 million) due to the acquisition of the Myra Falls mine in July. In addition, cash and cash equivalents and restricted cash increased by $9.7 million due to improved cash provided from operating activities. Restricted cash short term is cash on deposit to support environmental security requirements in Quebec and New Brunswick (See Note 3 to the Consolidated Financial Statements).

        CURRENT LIABILITIES

Current liabilities increased by $48.9 million to $80.3 million at the end of 2004, from $31.4 million at the end of 2003. Accounts payable and accrued liabilities increased $16.9 million, of which $10.7 million was attributable to the inclusion of the Myra Falls mine. The current portion of reclamation, closure cost accruals and other environmental obligations increased to $21.1 million. $7.7 million was due to the acquisition of the Myra Falls mine with the balance due to the reclassification to short term, of reclamation expenditures planned in 2005 for the Nanisivik mine of $6.2 million, the Bouchard-Hebert mine of $5.0 million and the Bougrine mine of $2.2 million. Provisional payments for concentrate inventory shipped but not priced increased to $23.0 million from $2.0 million. These provisional payments represent contractual payments received from customers for concentrates shipped but not yet recognized as sales pending title and risk transfer and final pricing, in accordance with the Company's revenue recognition policy.

        PROMISSORY NOTE

The Company received a promissory note in the amount of $11.8 million as part the Red Mile transaction (See Note 9 to the Consolidated Financial Statements).

LONG-TERM LIABILITIES

Deferred income was $1.8 million at the end of 2004 compared with $1.3 million at the end of 2003. $0.5 million relates to the Indemnity agreement fee that the Company received related to the Red Mile transaction (See Note 9 to the Consolidated Financial Statements). The balance is the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June 2003. These amounts will be taken into revenue as earned.

The Royalty Obligation of $11.7 million relates to the royalty payment received related to the Red Mile transaction (See Note 9 to the Consolidated Financial Statements).

Long-term debt at the end of 2004 was $1.4 million compared with $15.5 million at the end of 2003. The Company's credit facility was fully repaid in January 2004 leaving $1.4 million owing to the Quebec Government related to the Langlois property.

The Company adopted CICA 3110, Asset Retirement Obligation, as of January 1, 2004. 2003 has been restated accordingly. Total reclamation, closure cost accruals and other environmental obligations increased by $29.4 million in 2004 to $63.8 million, ($42.7 million long-term and $21.1 million short-term) from $34.4 million at the end of 2003. The increase was attributable to the acquisition of the Myra Falls mine ($30.4 million), and accretion with respect to the existing mine sites. This was offset by $4.5 million of reclamation expenditures mainly at the Nanisivik mine in 2004 (See Note 10 to the Consolidated Financial Statements).

With the acquisition of the Myra Falls mine, the Company assumed the obligations related to a defined benefit plan having a liability of $6.4 million as at December 31, 2004 (See Note 11 to the Consolidated Financial Statements).

        DEBT

As at December 31, 2004, the Company's total debt was $1.7 million, down 93 percent from $25.8 million at the end of 2003. The majority of the amount outstanding at the end of 2003 related to the credit facility, which was repaid in full in January 2004. The credit facility was subsequently cancelled in December of 2004. In addition, a prepayment by a customer of the Company for zinc concentrates in the amount of $0.6 million was settled in the first quarter of 2004 and $1.0 million associated with previous financing activities owed to Dundee Securities Corporation was paid in February 2004.

The Company has no immediate plans to re-establish a Credit Facility but is investigating concentrate prepayment options as a source of credit. In addition, the Company is reviewing financing options for the reopening of the Langlois mine in Quebec.

        EQUITY

During 2004, the Company issued 57,142,858 Common Shares and 28,571,429 share purchase warrants for net proceeds of $37.3 million in connection with the debt retirement initiatives and 18,000,000 Common Shares and 5,000,000 share purchase warrants for the acquisition of the Myra Falls mine. At the end of 2004, the Company had issued and outstanding Common Shares of approximately 363.2 million compared with 285.8 million at the end of 2003.

Shareholders' equity at December 31, 2004, was $141.4 million compared with $96.2 million at December 31, 2003, an increase of $45.2 million. This reflects a net profit of $2.6 million for 2004 plus $47.2 million of proceeds from the issue of Common Shares and warrants, an increase in the contributed surplus of $1.1 million, offset by a reduction in Cumulative Translation Adjustments of $5.7 million.

        CAPITAL EXPENDITURES

The Company invested $27.7 million in mineral properties and fixed assets in 2004 compared with $10.6 million in 2003. The majority of the capital was spent as follows:

        o $6.8 million at El Mochito, for the beginning of construction work at the Soledad tailings facility, ongoing work at the Pozo Azul tailings facility and reclamation at the El Bosque tailings facility, deferred mine development, installation of new pumps on the 975 level and mobile equipment upgrades.
        o $11.0 million at El Toqui for the Estatuas mine development, the completion of the mill expansion, surface exploration, completion of the expansion of the Confluencia tailings facility and mobile equipment upgrades.
        o $4.0 million at Myra Falls mainly on deferred mine development, infrastructure improvements on surface and underground, and mine equipment.
        o $1.2 million at Bouchard-Hebert on exploration around the existing mine area.
        o       $4.0 million at Langlois on the continuing redevelopment.

        FINANCIAL CAPABILITY

With the existing working capital, the current metal prices and current US$/C$ exchange rate the Company is well positioned to carry out its operating, capital and environmental programs in 2005 as presently contemplated.

The Langlois mine, which is highly sensitive to the zinc price and the US$/C4 exchange rate, is being re-assessed with a view to accelerating the re-development in 2005. This development will require up to $50 million and sources of additional financing are being investigated.

The Company's financial capability is sensitive to metal prices and the US$/C$ exchange rate.

Operating Review - 2004 and 2003

---------------------------- ------------------- ------------------- -------------------- -------------------
     OPERATING REVIEW FOR                          CONTRIBUTION
        THE YEAR ENDED                              (LOSS) FROM                                CAPITAL
          DECEMBER 31           NET REVENUE            MINING          NON-CASH COSTS(2)     EXPENDITURES
                                                   ACTIVITIES(1)
---------------------------- ------------------- ------------------- -------------------- -------------------
($ millions)                   2004      2003     2004      2003       2004      2003       2004      2003
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                 62.2      49.3     21.3      (1.6)       8.9       12.0       1.2       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                        20.8      20.2     (5.2)     (6.7)       8.4        9.0       0.4       0.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      40.4      32.6     10.5       3.9        4.2        4.7       6.8       2.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        23.2      17.4      6.2      (1.7)       3.5        2.5      11.0       5.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      11.8       0.0     (5.1)      0.0        3.8        0.0       4.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       5.6     (0.7)     (0.9)       0.7        0.7      (0.2)      0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0     (0.1)      0.0        0.1        0.0       4.0       1.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                          0.0(3)  (1.1)(3)    (1.2)     (1.8)       1.2        0.7       0.5       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Total                          158.4     124.0     25.7      (8.8)      30.8       29.6      27.7      10.6
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)     After non-cash costs
(2)     Depreciation, depletion and accretion costs
(3)     Net realized from metal hedging activities

PRODUCTION STATISTICS

Production for the years ended December 31, 2004 and 2003 is shown in the tables below.

Production of zinc in concentrate in 2004 increased by 3 percent from 2003 due to the addition of the Myra Falls mine in July 2004. Production of zinc in concentrate at the four mines operating for the entire year in 2004 was 8 percent lower than 2003 levels (334.4 million pounds compared with 364.7 million pounds).

---------------------------------------- --------------------------------- -----------------------------------
Zinc Production (million pounds  of             YEAR ENDED DECEMBER 31               FOURTH QUARTER
zinc contained in concentrate)
                                         --------------------------------- -----------------------------------
                                                2004              2003            2004               2003
======================================== ================== ============== =================== ===============
Myra Falls                                      40.2                 -            19.3                  -
---------------------------------------- ------------------ -------------- ------------------- ---------------
Bouchard-Hebert                                120.9             118.7            23.8               28.9
---------------------------------------- ------------------ -------------- ------------------- ---------------
Bougrine                                        62.3              77.1            14.9               20.2
---------------------------------------- ------------------ -------------- ------------------- ---------------
El Mochito                                      91.3              96.5            24.3               24.3
---------------------------------------- ------------------ -------------- ------------------- ---------------
El Toqui                                        59.9              72.4            13.9               18.4
---------------------------------------- ------------------ -------------- ------------------- ---------------
 Total zinc production                         374.6             364.7            96.2               91.8
---------------------------------------- ------------------ -------------- ------------------- ---------------

---------------------------------------- ------------------------------------- -------------------------------------
All Mines                                       YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------- -------------------------------------
                                               2004               2003               2004               2003
======================================== ================== ================== ================== ==================
Ore Milled (tonnes)                              2,822,228          2,586,180            802,040            652,528
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                            6.8                7.2                6.2                7.2
---------------------------------------- ------------------ ------------------ ------------------ ------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   318,206            310,337             82,526             78,427
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                                  43,882             23,781             15,702              5,413
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                    21,633             20,220              6,473              5,267
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (tonnes)                                     5,015              2,575              1,540                560
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrates
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   169,909            165,422             43,630             41,632
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                                   8,363              3,710              3,194                823
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                    14,347             13,516              4,205              3,446
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Silver (ounces)                               2,538,021          2,225,728            736,113            623,172
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (ounces)                                    56,388             26,220             19,217              8,484
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (US$)                            36.58              28.31              45.65              28.83
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                         0.34               0.32               0.43               0.32
---------------------------------------- ------------------ ------------------ ------------------ ------------------

        BOUCHARD-HEBERT MINE

Production of zinc in concentrate increased by 2 percent in 2004 from 2003 due to improved zinc head grades, recoveries and concentrate grades. Milled tonnage was 8 percent lower in 2004 compared with 2003. The copper in concentrate was 5 percent higher in 2004 than in 2003 due to improved copper head grades and recoveries.

---------------------------------------- ------------------------------------- -------------------------------------
                                                YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------- -------------------------------------
                                               2004               2003               2004               2003
======================================== ================== ================== ================== ==================
Ore Milled (tonnes)                               993,168           1,082,833            233,525            269,965
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                           6.1                 5.6                5.2                5.5
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Copper (%)                                         0.5                 0.4                0.5                0.4
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Silver (g/t)                                        29                  36                 28                 40
---------------------------------------- ------------------ ------------------ ------------------ ------------------
   Gold (g/t)                                         1.0                 1.2                0.8                1.4
---------------------------------------- ---------------------------------------------------------------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   99,446              98,149             19,846             24,135
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Recovery (%)                                90.3                89.5               88.9               89.3
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Grade (%)                                   55.1                54.9               54.4               54.3
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Copper (tonnes)                                 25,738              23,781              6,794              5,413
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Recovery (%)                                82.3                80.4               83.8               80.6
---------------------------------------- ----------------- ------------------- ------------------ ------------------
         Grade (%)                                   15.2                15.6               15.1               15.2
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrates
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                   54,823              53,844             10,803             13,100
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Copper (tonnes)                                  3,914               3,710              1,024                823
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Silver (ounces)                                309,920             361,568             65,346            101,900
---------------------------------------- ----------------- ------------------- ------------------ ------------------
   Gold (ounces)                                   17,284              23,686              2,969              7,730
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (C$)                            33.42               34.80              33.55              34.39
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                        0.26                0.30               0.32               0.28
---------------------------------------- ----------------- ------------------- ------------------ ------------------

        BOUCHARD-HEBERT MINE OUTLOOK

In line with the life-of-mine plan, the Bouchard-Hebert mine closed permanently on February 20, 2005, due to the exhaustion of known mineral reserves. Reclamation of the tailings impoundment is under way.

The Company has continued to explore the area around the mine, but no economic mineralization in the immediate mine area has been encountered. Based on the results to date, a decision has been made to remove the mobile equipment and some of the underground infrastructure and allow the mine to flood.

The Company will continue to explore for mineral deposits at a greater distance from the existing infrastructure. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

        MYRA FALLS MINE

Breakwater commenced managing the Myra Falls operation as of July 23, 2004. As this is a recent acquisition, no comparison can be made to past years.

---------------------------------------- ------------------------------------ --------------------------------------
                                               YEAR ENDED DECEMBER 31                    FOURTH QUARTER
                                         ------------------------------------ --------------------------------------
                                              2004               2003                2004               2003
======================================== ================ =================== =================== ==================
Ore Milled (tonnes)                              381,698                   -             197,215                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Zinc (%)                                          5.6                   -                 5.3                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (%)                                        1.5                   -                 1.4                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Silver (g/t)                                       49                   -                  45                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (g/t)                                        1.7                   -                 1.6                  -
---------------------------------------- ---------------------------------------------------------------------------
Concentrate Production
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                  34,155                   -              16,751                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                               85.3                   -                84.1                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (%)                                  53.3                   -                52.2                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (tonnes)                                18,144                   -               8,908                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                               78.1                   -                78.5                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (%)                                  24.5                   -                24.4                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (tonnes)                                    5.34                   -                3.59                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Recovery (%)                                8.7                   -                 9.8                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
         Grade (g/t)                               8,498                   -               7,268                  -
---------------------------------------- ---------------------------------------------------------------------------
Metal in Concentrate
---------------------------------------- ---------------------------------------------------------------------------
   Zinc (tonnes)                                  18,218                   -               8,750                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Copper (tonnes)                                 4,449                   -               2,170                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Silver (ounces)                               445,997                   -             212,598                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------
   Gold (ounces)                                  11,239                   -               5,171                  -
---------------------------------------- ---------------------------------------------------------------------------
Minesite Operating Costs
---------------------------------------- ---------------------------------------------------------------------------
   Per tonne milled (C$)                           80.71                   -               86.29                  -
---------------------------------------- ---------------------------------------------------------------------------
Total Cash Cost
---------------------------------------- ---------------------------------------------------------------------------
   Per lb. payable zinc (US$)                       0.40                   -                0.55                  -
---------------------------------------- ---------------- ------------------- ------------------- ------------------

        MYRA FALLS OUTLOOK

During the period from July 23 to December 31, 2004, the Company proceeded to integrate the Myra Falls mine into Breakwater's organization and put into effect some changes identified as desirable during the due diligence phase.

Since the purchase of the Myra Falls mine a number of initiatives have been undertaken by Breakwater, and a number of ongoing matters have also been addressed. Principal amongst the ongoing matters was the finalization of a collective agreement with the Canadian Auto Workers (CAW local 3019), with an expiry date of March 31, 2008.

Design and construction work on the Myra Falls Tailings Dam Facility (TDF) proceeded during 2004 and is scheduled to be completed in 2007. The work is being undertaken to ensure that the TDF complies with the 1999 Canadian Dam Association guidelines to withstand a seismic event with a 1:1,000 year return.

Breakwater's immediate focus at Myra Falls is on mine design and planning, both in the short and long-term. Planning activities at all levels have been initiated with focus on the development of an optimum mine plan. The plans call for feeding quality tonnes to the milling operation rather than maximizing tonnage. Short-term mine planning activities have been bolstered with the addition of a new Chief Engineer, General Manager, Manager of Mining and Site Controller. Initiatives are also underway for the improvement of the metallurgy in the mill. Preliminary testing of reserve grade ore by Lakefield Laboratories indicates significant opportunity for improving copper recoveries, concentrate grades and developing of a lead concentrate of marketable quality. This work should be complete by the end of the fourth quarter. The primary focus in the mining operations is on materials handling from the operating face to the mill, and the development of a ramp from surface to the underground operations. The ramp will improve ventilation and servicing of the mine and will provide exploration platforms for many areas that, to date, have been unexplored but have high potential for new resources.

        BOUGRINE MINE

The tonnes milled at Bougrine decreased in 2004 from 2003 due to a change in the shift schedules of the milling operations which were restricted to five days per week. This change was precipitated by a reduced production plan for the mine. As well, a further reduction in tonnes milled was brought about by a nine-day interruption of mining in the first quarter to stabilize a caved area between 277 and 316 levels. A major back-filling program was undertaken at that time. Ground control difficulties were experienced during the second quarter of 2004 in the higher grade F3 zone, which necessitated the reduction of the production rate and the use of more fill than was planned.

The zinc head grade remained the same in 2004 as in 2003. As a result of the decrease in tonnes milled in 2004, production of zinc metal in concentrate decreased by 19 percent from 2003. Lead grades increased and lead metal in concentrate increased 22 percent between 2004 and 2003. The higher lead head grade reflects the purchase and processing of ore from a government owned zinc/lead mining operation. During 2004, a total of 28,869 tonnes of this material was processed.

---------------------------------- ---------------------------------- --------------------------------
                                         YEAR ENDED DECEMBER 31               FOURTH QUARTER
                                   ---------------------------------- --------------------------------
                                        2004             2003              2004             2003
================================== =============== ================== ================ ===============
Ore Milled (tonnes)                       330,392            410,961           84,395         102,106
---------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                  10.4               10.4              9.8            11.1
---------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (%)                                   2.1                1.5              2.7             1.6
---------------------------------- -------------------------------------------------------------------
Concentrate Production
---------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                           52,149             64,036           12,377          16,874
---------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                        82.2               81.8             81.7            81.2
---------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                           54.2               54.6             54.5            54.3
---------------------------------- --------------- ------------------ ---------------- ---------------
  Lead (tonnes)                             8,499              6,900            3,057           2,013
---------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                        79.9               74.7             82.3            79.4
---------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                           64.4               65.2             61.7            63.7
---------------------------------- -------------------------------------------------------------------
Metal in Concentrates
---------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                           28,265             34,964            6,748           9,162
---------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                            5,470              4,502            1,886           1,283
---------------------------------- -------------------------------------------------------------------
Minesite Operating Costs
---------------------------------- -------------------------------------------------------------------
   Per tonne milled (US$)                   47.67              35.81            56.63           33.84
---------------------------------- -------------------------------------------------------------------
Total Cash Cost
---------------------------------- -------------------------------------------------------------------
   Per lb. payable zinc (US$)                0.42               0.35             0.50            0.32
---------------------------------- --------------- ------------------ ---------------- ---------------

        BOUGRINE MINE OUTLOOK

In late 2003, management undertook the examination of alternative uses for the Bougrine mill and infrastructure, and initiated studies to determine the merits of converting the facility to a clinker grinding and last-stage cement producing plant. During the second quarter of 2004 a feasibility study was initiated and the preliminary findings indicated the appropriate price and costs that could be borne by the project in order to generate an acceptable return. Subsequently, the Company has entered into discussions with government officials responsible for projects of this nature. Implementation of the project, or a variation on the Company's proposal, is dependent on the outcome of these discussions. In the interim, there have been several changes in government officials resulting in a delay. Management expects that it will be in possession of all material information in order to make an informed decision as to the viability of the project in the second quarter of 2005.

The Bougrine mine is expected to cease operation in September 2005.

        EL MOCHITO MINE

Production of zinc in concentrate at El Mochito decreased by 5 percent in 2004 compared with 2003 as a result of lower zinc head grades. The production of lead in concentrate decreased by 2 percent from the same period in 2003 due to the decreased lead recovery. Silver production decreased by 5 percent over the same period as a result of lower silver head grades.

------------------------------------ ---------------------------------- --------------------------------
                                            YEAR ENDED DECEMBER 31                FOURTH QUARTER
                                     ---------------------------------- --------------------------------
                                          2004             2003              2004             2003
==================================== =============== ================== ================ ===============
Ore Milled (tonnes)                         650,017            652,085          170,560         164,941
------------------------------------ --------------- ------------------ ---------------- ---------------
   Zinc (%)                                     6.9                7.3              7.0             7.3
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (%)                                     1.7                1.7              1.7             1.6
------------------------------------ --------------- ------------------ ---------------- ---------------
   Silver (g/t)                                  84                 87               82              94
------------------------------------ -------------------------------------------------------------------
Concentrate Production
------------------------------------ -------------------------------------------------------------------
   Zinc (tonnes)                             78,652             84,045           21,083          21,126
------------------------------------ --------------- ------------------ ---------------- ---------------
         Recovery (%)                          91.8               92.0             92.2            92.1
------------------------------------ --------------- ------------------ ---------------- ---------------
         Grade (%)                             52.7               52.1             52.3            52.2
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                             13,134             13,320            3,416           3,254
------------------------------------ --------------- ------------------ ---------------- ---------------
         Recovery (%)                          80.5               81.9             80.4            81.9
------------------------------------ --------------- ------------------ ---------------- ---------------
         Grade (%)                             67.6               67.7             67.9            66.5
------------------------------------ -------------------------------------------------------------------
Metal in Concentrates
------------------------------------ -------------------------------------------------------------------
   Zinc (tonnes)                             41,413             43,766           11,034          11,022
------------------------------------ --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                              8,877              9,014            2,319           2,163
------------------------------------ --------------- ------------------ ---------------- ---------------
   Silver (ounces)                        1,550,232          1,638,465          396,631         455,286
------------------------------------ -------------------------------------------------------------------
Minesite Operating Costs
------------------------------------ -------------------------------------------------------------------
   Per tonne milled (US$)                     32.97              29.96            34.55           31.38
------------------------------------ -------------------------------------------------------------------
Total Cash Cost
------------------------------------ -------------------------------------------------------------------
   Per lb. payable zinc (US$)                  0.31               0.29             0.32            0.30
------------------------------------ --------------- ------------------ ---------------- ---------------

        EL MOCHITO MINE OUTLOOK

During 2004, the Company accelerated its development and exploration programs in various areas of the mine with the most promise to increase reserves and resources, namely Salva Vida Northeast, Santo Nino, and San Jose areas.

In the Salva Vida Northeast area, diamond drilling was stepped out 120 metres to the northeast on 15 metre centers to increase the resource and upgrade previously identified resources into reserves. This trend remains open to the northeast and will be a top target in 2005.

To the north of Salva Vida Northeast, several diamond drill holes were completed on the newly designated San Jose target. This zone is at the projected intersection of the Santo Nino and Salva Vida faults. Two earlier phases of exploration in this zone returned good results. The best intercept in 2004 was
19.2 metres grading 16.7 percent zinc. In 2005 an exploration drift is planned to provide drill access for this zone.

In the Santo Nino zone, where over one million tonnes of resources have been delineated, sectional drilling was started behind the advance of a new exploration drift. By the end of 2004, four north-south sections covering 215 metres of the 335 metre long drift were completed. These sections proved the continuity of a mineralized manto from the El Pie zone in the west, to the Santo Nino zone and possibly the Hope zone in the east; a distance of 1,200 to 1,800 metres. The thickness of the manto and the continuity of the mineralization increases to the east. On section 8600E (completed January 2005), there were three ore grade intercepts ranging from 12 to 21 metres true thickness. During the first quarter of 2005, drilling will focus on the projected centre of the Santo Nino target. Development in this area will continue the exploration drift to the southeast to allow drilling access to a projected chimney structure.

In addition to the targets mentioned above, exploration was carried out in the South Manto zone. Drilling into the El Raton West found that the South Manto extends to the south several hundred metres past previously mined zones and that there are zones of high-grade material in this predominately low-grade skarn zone. A 215-metre exploration drift will be driven during 2005 to facilitate drilling this target.

During 2005, construction work will continue on the new Soledad tailings facility.

        EL TOQUI MINE

The milled tonnage at El Toqui increased due to the changes made to the grinding circuit at the El Toqui mill. Zinc head grades in 2004 were lower than in the same period in 2003 resulting in a 17 percent decrease in zinc contained in concentrate. Gold head grades were higher in 2004 than 2003 resulting in a significant increase in gold production, a reflection of mining the higher gold grade Aserradero area. The contribution of the Aserradero area ore can be seen in the total cash costs per pound of payable zinc, which dropped to US$0.34 due to the high gold credits.

--------------------------------------- ---------------------------------- --------------------------------
                                                YEAR ENDED DECEMBER 31              FOURTH QUARTER
                                        ---------------------------------- --------------------------------
                                              2004             2003              2004            2003
======================================= =============== ================== ================ ===============
Ore Milled (tonnes)                            466,953            440,301          116,345         115,516
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                        6.4                8.1              6.0             7.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (g/t)                                      2.3                0.3              3.5             0.4
--------------------------------------- -------------------------------------------------------------------
Concentrate Production
--------------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                                53,804             64,107           12,469          16,292
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             91.0               92.5             89.8            94.0
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                50.5               51.2             50.5            51.2
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (tonnes)                                 5,009              2,575            1,536             560
--------------------------------------- --------------- ------------------ ---------------- ---------------
          Recovery (%)                            57.2               31.8             61.3            28.1
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (g/t)                             122.0               17.7            164.9            23.5
--------------------------------------- -------------------------------------------------------------------
Metal in Concentrates
--------------------------------------- -------------------------------------------------------------------
   Zinc (tonnes)                                27,190             32,848            6,295           8,348
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Gold (ounces)                                27,865              2,534           11,077             754
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Silver (ounces)                             231,872            225,695           61,537          65,986
--------------------------------------- -------------------------------------------------------------------
Minesite Operating Costs
--------------------------------------- -------------------------------------------------------------------
   Per tonne milled (US$)                        31.86              27.38            39.77           27.02
--------------------------------------- -------------------------------------------------------------------
Total Cash Cost
--------------------------------------- -------------------------------------------------------------------
   Per lb. Payable zinc (US$)                     0.34               0.36             0.36            0.39
--------------------------------------- --------------- ------------------ ---------------- ---------------

        EL TOQUI MINE OUTLOOK

The milled tonnage at El Toqui will increase in 2005 due to a full-year at the new production rate. Gold production from Aserradero is forecasted to increase due to the higher throughput. Production commenced from the Estatuas zone in the fourth quarter of 2004, with the completion of the access drift. Further exploration will be conducted on the Concordia area to add resources to this zone and to upgrade existing resources to reserves in support of a preliminary feasibility for mining the deposit. This deposit remains open in all directions.

        LANGLOIS MINE

Preparation work leading to the reopening of the Langlois mine continued during the year. Work included detailed design of the new material handling systems, detailed mine planning of Zone 97, redesigning the paste-fill distribution system, updating the power distribution system for the mine, equipment repair and stope design for Zones 3 and 4, electrical cabling in the shaft, preparing raise bore drill pads, cementing of surface diamond drill holes, clearing of waste for an ore stockpile area on surface and continued repair work on scoops and jumbos. Management is presently reassessing the timing of bringing this mine back into production, considering the current metal prices, operating and capital costs and the US$/C$ exchange rate. Development will require approximately $50 million, and sources of additional financing are currently being investigated.

        NANISIVIK MINE

Reclamation work on the tailings area at Nanisivik commenced in late August 2004 and was suspended for the season in mid-October. During the winter months the focus of the reclamation activity shifted to the demolition and removal of buildings within the townsite. Schedules have now been prepared and are currently being refined to ensure that the entire reclamation program is completed during summer 2005. Once the program has been completed, all of the contractor's equipment and most of the Company's mobile fleet will be removed from site. A few pieces of mobile equipment will be left behind to undertake any repair and maintenance work that may be required on the cover in the coming years.

Wolfden Resources' contractor is continuing with the dismantling and crating of the industrial complex, the powerhouse and the DMS Plant. The DMS Plant will remain the property of Breakwater and will be available for sale to a third party or may be deployed at another of Breakwater's properties. Efforts are underway to ensure that Wolfden's work is completed during the shipping season of 2005.

Wolfden should be in a position to ship their materials to their site, also located in Nunavut, in 2006.

        CARIBOU MINE

The Company's wholly-owned subsidiary, CanZinco Ltd. ("CanZinco") signed a letter of intent with Forest Gate Resources Inc. to sell the Caribou mine located in New Brunswick. To date, no agreement has been reached and the property continues to be held on care and maintenance.

CanZinco has entered into a definitive agreement with BIOTEQ Environmental Technologies Inc. ("BIOTEQ"), whereby BIOTEQ will assume responsibility for the operation and maintenance of the wastewater treatment facilities at CanZinco's Caribou and Restigouche mines. This definitive agreement, which is for a period of six years, follows an operating agreement that was signed between the parties in 2004. BIOTEQ will receive a monthly fee for the technical and managerial services provided to CanZinco at Caribou and Restigouche.

In addition, BIOTEQ will earn an additional fee for the treatment of tailings located at Caribou, a process that will commence during the second quarter of 2005. The conclusion of this agreement with BIOTEQ will have no impact on the transaction with Forest Gate.

FOURTH QUARTER REVIEW

The Company incurred a net loss in the fourth quarter of 2004 of $6.3 million compared with a net loss of $1.4 million in the same period in 2003. As with the third quarter, the Myra falls mine continued to operate at a loss in the quarter ($3.6 million). The Company continues to effect change at this newly acquired operation with the anticipated improvements expected in the latter half of 2005. In addition, as described below, there were a number of one-time items in the quarter that negatively impacted results, including exploration property write-downs, supplies inventory provisions and higher reclamation/holding costs at the Nanisivik mine.

For the quarter ended December 31, 2004, the Company generated gross sales of $61.5 million on 79,848 tonnes of concentrate sold compared with $51.4 million on 93,519 tonnes of concentrate sold. Higher metal prices offset partially by the stronger Canadian dollar were the main reason for this improvement, despite the lower tonnage sold. Treatment charges and freight costs averaged $250 per tonne of concentrate sold in the fourth quarter of 2004 compared with $233 per tonne in the same period in 2003. Treatment charge escalators were triggered by the higher metal prices and world wide freight rates were higher in 2004. Direct operating costs were higher in 2004 at $28.5 million compared with $21.7 million in 2003. Higher unit production costs at the Bougrine mine due to lower production and the inclusion of the higher cost Myra Falls mine were the main contributors to these higher costs.

Other Expenses were $3.7 million in the fourth quarter of 2004 compared with $0.8 million in 2003, an increase of $2.9 million.

General and administrative costs were $1.4 million higher in the fourth quarter of 2004 compared with 2003 due to:

        o Accrued costs related to the introduction of a formal incentive program in 2004 ($0.4 million).
        o Higher employment costs due to an increase in the head office staffing levels and salaries ($0.5 million).
        o Increased legal, audit and directors fees to comply with the new public reporting and accounting requirements ($0.2million).
        o       Increased business development activities ($0.2 million).
        o       Increased shareholder communication costs ($0.1 million).

Stock based compensation was $0.6 million higher due to an adjustment related to options issue earlier in 2004.

Interest and financing cost was $0.8 million less than the fourth quarter of 2003 as the bank debt was repaid in January 2004.

In 2003, the Company recorded a foreign exchange gain of $2.0 million on US dollar denominated debt, which was realized when the debt was repaid in January 2004.

The Company wrote off its investment in the Heninga Lake property in Nunavut and Bousquet Ferris property in Quebec in the fourth quarter of 2004 as there is no further work planned, recording a non cash expense of $1.2 million.

Other non-producing property costs were significantly higher in the fourth quarter of 2004 at $5.1 million compared with $1.3 million in 2003. The main reason for the increase was write down of supplies inventory at the Nanisivik mine of $2.1 million and higher than expected holding costs at the Nanisivik mine during the reclamation process.

Income and mining taxes were $0.2 million in the fourth quarter of 2004 compared with a recovery of $1.0 million in 2003. The Company recorded a tax asset of $1.2 million in the 2003 against the CanZinco tax pool, which was subsequently realized in January 2004.

SUMMARY OF QUARTERLY RESULTS

--------------------------------- -------------------------------------------- --------------------------------------------
                                                       2003                                        2004
--------------------------------- -------------------------------------------- --------------------------------------------
                                          Q1         Q2         Q3         Q4          Q1         Q2         Q3         Q4
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Gross Sales Revenue                     52.9       61.7       41.6       51.4        60.2       52.5       66.1       61.5
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Net Earning (Loss)                       0.1       10.8       (4.1)       0.3         2.2        4.4        2.3       (6.3)
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share basic                   $0.00      $0.05     ($0.02)     $0.00       $0.01      $0.01      $0.01     ($0.02)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share diluted                 $0.00      $0.05        N/A      $0.00       $0.01      $0.01      $0.00      $0.00
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
(C$/US$) End of the quarter           1.5097     1.4537     1.4290     1.4004      1.3167     1.3390     1.3298     1.3010
year to date realized rate
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized zinc price              785        768        810        859       1,058      1,006        988       1095
(US$/t)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized zinc price            1,185      1,116      1,157      1,202       1,393      1,347      1,312      1,425
(C$/t)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes sold               89,653    116,366     78,626     93,519      86,030     76,061     94,957     79,848
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------

The quantity of concentrate tonnes sold directly affects Gross sales revenue. The recognition of revenue from the sale of concentrate can vary from quarter to quarter based on customer agreements, the availability of ships and compliance with Company's revenue recognition policy. As all sales are based in US dollars, the impact of the US dollar weakening against the Canadian dollar over the past eight quarters has reduced the realized Canadian dollar gross sales revenue.

Net earnings in 2003 were positively impacted by the foreign exchange gain on the US dollar denominated debt as a result of the stronger Canadian dollar. As well, in the second quarter of 2003, the Company realized a one-time gain of $10.3 million on the sale of the Lapa properties in Quebec.

CONTRACTUAL OBLIGATIONS

----------------------------------- -------------------------------------------------------------------------
                                                             PAYMENTS DUE BY PERIOD
----------------------------------- -------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS
($ thousands)                          TOTAL        ( 1 YEAR       >1-3 YEARS      4-5 YEARS     > 5 YEARS
----------------------------------- ------------- -------------- --------------- -------------- -------------
Capital Leases                            348            126             183             39             0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Operating Leases                        4,078          1,454           1,491            750           383
----------------------------------- ------------- -------------- --------------- -------------- -------------
Purchase Obligations                        0              0               0              0             0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Other LT Obligations                   10,754          3,974           1,732          3,290         1,758
----------------------------------- ------------- -------------- --------------- -------------- -------------
Total                                  15,180          5,554           3,406          4,079         2,141
----------------------------------- ------------- -------------- --------------- -------------- -------------

RELATED PARTY TRANSACTIONS

There were no related party transactions with Dundee Corporation in 2004. The Company accrued expenses of $500,000 for services provided by Dundee Corporation during the period from October 2001 to December 2003.

The Company provides to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc., a company that is related through common directorship, logistics and procurement service which enables both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies. At the end of 2004, accounts receivable due from Glencairn was $0.3 million compared with $0.3 million at the end of 2003 (See Note 15 to the Consolidated Financial Statements).

CHANGES IN ACCOUNTING POLICIES

In 2004 the Company adopted the following policies:

CICA 3870, Stock Based Compensation; the Company will expense the estimated cost of compensation options issued over the vesting period of such options (See Note 1 to the Consolidated Financial Statements).

CICA 3110, Asset Retirement Obligation; the Company is required to estimate the fair value of mine site reclamation costs based on the current laws and regulations. The fair value estimate is set up as an asset and a liability on the Balance Sheet, with the asset being amortized over the life of the mine. As the policy must be adopted retroactively to the point when each mine was acquired, the depreciation related to prior periods has been charged to Retained Earnings. The fair value estimate must be reviewed on a regular basis to reflect changes in laws and regulations, the estimated scope of work and estimated costs (See Note 1 to the Consolidated Financial Statements).

CRITICAL ACCOUNTING ESTIMATES

        ASSET IMPAIRMENT
The carrying values of producing mineral properties, including properties placed on care and maintenance and related deferred expenditures, are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves (on the basis of current proven and probable reserves); estimated future metal price realization (considering historical and current prices, price trends and related factors); and estimated operating and capital cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur that may affect the recoverability of the carrying value of mineral properties.

        RESERVES
Annually the Company estimates its proven and probable mineral reserves (the "Reserves") in accordance with National Policy 43-101 ("NI 43-101"), a rule adopted by Canadian securities administrators as the standard of disclosure for mineral projects. This estimate is used to determine mine viability, mine life and amortization rates. The estimation of Reserves is based on drill hole information, historical mining results, historical metallurgical results, estimated future operating costs and estimated future metal prices. A "Qualified Person" as defined by NI 43-101 performs the Reserves estimate. As all of the Company's operations have had significant operating history, the factor that could impact the Reserves estimate most is future metal prices.

        AMORTIZATION
The Company uses the units of production method for amortization of Mineral Properties and some of its Fixed Assets based on the reserves. Any significant changes in the reserves could impact the amount of annual amortization.

        INVENTORY
The Company values its concentrate inventories at the lower of cost or realizable value at the end of the reporting period. Costs represent the average cost, and include direct labour and materials costs, mine site overhead and depreciation and amortization. Realizable value includes metal prices net of treatment charges and freight. Metal prices can be subject to significant change from period to period. At December 2004 all concentrate inventories were recorded at cost except for the Myra Falls and Bougrine mines, which are recorded at net realizable value.

        RECLAMATION
The Company provides for the fair value of liabilities and capitalized costs for asset retirement obligations in the period in which they are incurred. Over time, the liability is accreted to its present value and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or records a gain or loss upon settlement. Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements. Estimates of the liability are based on current laws and regulations and the resulting expected costs, all of which are subject to changes.

RISKS AND UNCERTAINTIES

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the price of zinc. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company would be required to look for alternatives other than cash flow to maintain its liquidity until metal prices recover. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

        PRICE RISK
The profitability of any mining operation owned by the Company is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change in the price of zinc will impact earnings and cash flow by approximately $2.5 million during 2005. An earlier table shows the approximate impact on the Company's earnings and cash flows reflecting variations in metal prices, the US/Canadian dollar exchange rate and treatment charges based on current plans for 2005 and assumes the changes remain in effect for the full year.

Fluctuations in the price of zinc are influenced by numerous factors beyond the control of the Company. Exchange rates, interest rates, inflation, and the world's supply and demand for zinc can each cause significant fluctuations in zinc prices. Such external economic factors are, in turn, influenced by changes in international economic growth patterns and political developments.

        FOREIGN EXCHANGE RISK
The Corporation operates using the Canadian dollar and the United States dollar as well as several other currencies, and as such may be negatively affected by fluctuations in foreign exchange rates. Currency fluctuations may affect the revenues which the Corporation realizes from its operations, as concentrates are sold in United States dollars, while a significant percentage of its expenses are denominated in non-United States dollars. This exposes the Corporation to increased volatility in earnings as reported in Canadian dollars due to fluctuations in foreign exchange rates. While foreign currencies are generally convertible into Canadian and United States dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Corporation.

        OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK
The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs. Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provision for future environmental costs has been made and is reflected in the financial statements.

        ENVIRONMENTAL SECURITY

Currently the following environmental security is in place:

o A cash deposit of $0.9 million with the Quebec Government related to the Company's Quebec properties. The Company has agreed to provide an additional $1.7 million by May of 2005.
o Letters of credit of $13.8 million in favour of the British Columbia government related to the Myra Falls mine. These letters of credit are currently supported by Boliden Ltd. and will have to be replaced by the Company in June 2005.
o Surety bonds in the amount of $8.2 million related to the Company's Quebec and New Brunswick properties. These bonds are supported by a cash collateralized letter of credit of $2.6 million. Events in the past few years have put serious stress on the ability of insurers to continue to provide support as they have in the past. The surety market is shrinking and, as a result, the Company's current surety bond provider has given notice that they will not renew the existing surety expiring in June 2005. The Company will look to replace these bonds with other surety bond providers if possible or other types of security, which may take the form of cash or letters of credit.

As regulations regarding environmental restoration and the security of such can change from time to time, it is possible that demands may be made on the Company to provide additional security.

If these environmental security requirements have to be funded entirely with cash this will consume a significant portion of the Company's available cash in 2005.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 Preferred Shares, issuable in series. There are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Corporation, except at meetings at which only holders of another class or series of shares of the Corporation are entitled to vote. The table set forth below summarizes the Capital Stock. For a more complete description of certain elements please refer to note 12 to the consolidated financial statements of the Company.

------------------------------------------------------------------------------- --------------------
Common Shares or Securities Convertible into Common Shares                        February 23, 2005
------------------------------------------------------------------------------- --------------------
Common Shares                                                                           365,828,953
------------------------------------------------------------------------------- --------------------
Share Option Plan - Options
Weighted average exercise price $1.23.                                                   11,120,767
------------------------------------------------------------------------------- --------------------
1,000,000 warrants granted at $0.21, expire May 8, 2005.                                    500,000
------------------------------------------------------------------------------- --------------------
30,801,410 warrants granted at $0.20, 15,400,705 expire March 2, 2007 and                30,801,410
15,400,705 expire May 2, 2007.
------------------------------------------------------------------------------- --------------------
3,000,000 warrants granted at $0.19, expire March 27, 2006.                               2,000,000
------------------------------------------------------------------------------- --------------------
Warrants granted at $1.00, expire January 28, 2009 - traded on TSX                       33,571,429
------------------------------------------------------------------------------- --------------------
FUTURE FULLY DILUTED                                                                    443,822,559
------------------------------------------------------------------------------- --------------------

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at WWW.SEDAR.COM.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this news release are forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "forecast", "estimate", "expect", "believe", "intend", "intent", "budget", "plan", "projection" "hope" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, construction and commissioning are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to other factors, many of which are beyond our control, that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results" and Form 20-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities filed on SEDAR at www.sedar.com. The Company disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

MANAGEMENT'S REPORT


        Management is responsible for the preparation of the accompanying consolidated financial statements of Breakwater Resources Ltd. (the "Company") and all of the information contained in the Annual Report. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and management believes that they present fairly the Company's consolidated financial position, results of operations and cash flows. The integrity of the information presented in the financial statements, including estimates and judgments relating to matters not concluded by fiscal year end, is the responsibility of management. To fulfill this responsibility, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that the Company's assets are protected and that events and transactions are properly recorded as they occur. This system of internal control includes organizational arrangement with clearly defined lines of responsibility. Deloitte & Touche LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee to discuss their audit and their related findings as to the integrity of the financial reporting process. During the course of their audit, Deloitte & Touche LLP reviewed the Company's system of internal control to the extent necessary to render their opinion on the consolidated financial statements.

        The board of directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The board is assisted in exercising its responsibilities through the Audit Committee, which is composed of three unrelated directors.

        The Audit Committee meets periodically with management and the independent auditors to satisfy itself that management's responsibilities are properly discharged, to review the consolidated financial statements and to recommend approval of the consolidated financial statements to the board.



GARTH A. C. MACRAE                          RICHARD R. GODFREY

President and                               Vice President, Finance and
Chief Executive Officer                     Chief Financial Officer


--------------------------------------------------------------------------------
AUDITORS' REPORT


             Report of Independent Registered Chartered Accountants

        TO THE SHAREHOLDERS OF BREAKWATER RESOURCES LTD.

        We have audited the consolidated balance sheets of Breakwater Resources Ltd. as at December 31, 2004 and 2003 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2004 in accordance with Canadian generally accepted accounting principles.

        The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion.

DELOITTE + TOUCHE LLP
Chartered Accountants
Toronto, Canada

February 24, 2005

        COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE

        The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the Shareholders, dated February 24, 2005, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when such changes are properly accounted for and adequately disclosed in the financial statements.


DELOITTE + TOUCHE LLP
Chartered Accountants
Toronto, Canada

February 24, 2005


BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at  December 31, 2004 and 2003
(Expressed in thousands of Canadian dollars)

----------------------------------------------------------------------------------------------------------------
                                                                                      2004            2003
----------------------------------------------------------------------------------------------------------------
ASSETS                                                                                       (Restated - note 1)

CURRENT ASSETS
Cash and cash equivalents                                                       $    12,667       $      6,033
Restricted cash (note 3)                                                              3,391                355
Short-term investments (quoted market value -2004: $3,886; 2003: $59)                 2,633                 50
Accounts receivable - concentrate                                                     9,637              7,450
Other receivables                                                                     6,488              5,650
Concentrate inventory                                                                56,215             21,828
Materials and supplies inventory                                                     23,863             23,783
Prepaid expenses and other current assets                                             2,007              1,855
Future tax assets (note 13)                                                               -              1,190
----------------------------------------------------------------------------------------------------------------
                                                                                    116,901             68,194
RECLAMATION DEPOSITS                                                                    100                100
MINERAL PROPERTIES AND FIXED ASSETS (note 5)                                        153,073            111,299
LONG-TERM INVESTMENT (note 6)                                                         5,615                  -
PROMISSORY NOTE (note 9)                                                             11,785                  -
----------------------------------------------------------------------------------------------------------------
                                                                                $   287,474       $    179,593
================================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                        $    35,558       $     18,629
Provisional payments for concentrate inventory shipped and not priced                22,962              2,010
Short-term debt including current portion of long-term debt (note 7)                    256             10,329
Income and mining taxes payable                                                         441                252
Current portion of reclamation, closure cost accruals and other
  environmental obligations (note 10)                                                21,081                132
----------------------------------------------------------------------------------------------------------------
                                                                                     80,298             31,352
DEFERRED INCOME                                                                       1,848              1,340
ROYALTY OBLIGATION (note 9)                                                          11,696                  -
LONG-TERM DEBT (note 8)                                                               1,424             15,517
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL
  OBLIGATIONS (note 10)                                                              42,673             34,253
EMPLOYEE FUTURE BENEFITS (note 11)                                                    6,446                  -
FUTURE TAX LIABILITIES (note 13)                                                      1,681                962
----------------------------------------------------------------------------------------------------------------
                                                                                    146,066             83,424
----------------------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Capital stock (notes 2 and 12)                                                      326,403            287,790
Warrants (notes 2 and 12)                                                             8,561                  -
Contributed surplus (note 12(j))                                                      3,120              1,991
Deficit                                                                            (187,667)          (190,291)
Cumulative translation adjustments                                                   (9,009)            (3,321)
----------------------------------------------------------------------------------------------------------------
                                                                                    141,408             96,169
----------------------------------------------------------------------------------------------------------------
                                                                                $   287,474       $    179,593
================================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board

Donald K. Charter                     Grant A. Edey
DIRECTOR                              DIRECTOR


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2004, 2003 and 2002

(Expressed in thousands of Canadian dollars except share and per share amounts)

----------------------------------------------------------------------------------------------------------------------------

                                                                            2004                  2003                 2002
----------------------------------------------------------------------------------------------------------------------------
                                                                                   (Restated - note l)  (Restated - note l)
Gross sales revenue                                              $       240,299       $       207,591      $       305,354
Treatment and marketing costs                                             81,856                83,581              136,738
----------------------------------------------------------------------------------------------------------------------------
Net revenue                                                              158,443               124,010              168,616
----------------------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                                   101,922               103,239              147,653
Depreciation and depletion                                                25,896                25,964               29,987
Reclamation and closure costs                                              4,896                 3,619                4,166
----------------------------------------------------------------------------------------------------------------------------
                                                                         132,714               132,822              181,806
----------------------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                                25,729                (8,812)             (13,190)
----------------------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                                 9,559                 5,087                6,198
Stock-based compensation                                                   1,253                   274                  184
Interest and financing                                                       509                 3,321                5,122
Investment and other income                                                 (843)                 (405)              (1,273)
Foreign exchange loss (gain) on US dollar denominated debt                   431               (11,578)                (669)
Other foreign exchange loss (gain)                                         1,809                  (206)                 361
----------------------------------------------------------------------------------------------------------------------------
                                                                          12,718                (3,507)               9,923
----------------------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                                     13,011                (5,305)             (23,113)
----------------------------------------------------------------------------------------------------------------------------

Write-down of mineral properties and fixed assets (note 5)                 1,178                   279                    -
Other non-producing property costs (income)                                8,638                (5,394)               3,847
Income and mining taxes (recovery) (note 13)                                 571                  (841)                (224)
----------------------------------------------------------------------------------------------------------------------------
                                                                          10,387                (5,956)               3,623
----------------------------------------------------------------------------------------------------------------------------
NET EARNINGS (LOSS)                                                        2,624                   651              (26,736)
DEFICIT - BEGINNING OF YEAR                                             (190,291)             (190,942)            (164,206)
----------------------------------------------------------------------------------------------------------------------------
DEFICIT - END OF YEAR                                            $      (187,667)      $      (190,291)     $      (190,942)
----------------------------------------------------------------------------------------------------------------------------
BASIC EARNINGS (LOSS) PER SHARE (note  22)                       $          0.01       $          0.00      $         (0.16)
----------------------------------------------------------------------------------------------------------------------------
DILUTED EARNINGS PER COMMON SHARE (note 22)                      $          0.01       $          0.00      $         (0.16)
----------------------------------------------------------------------------------------------------------------------------
WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING AFTER BONUS ELEMENT (note 22)                          353,508,000           211,411,000          169,074,000
----------------------------------------------------------------------------------------------------------------------------

The accompanying notes form an integral part of these consolidated financial statements.


BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2004, 2003 and 2002
(Expressed in thousands of Canadian dollars)

----------------------------------------------------------------------------------------------------------------------------
                                                                            2004                  2003                 2002
----------------------------------------------------------------------------------------------------------------------------
CASH (USED FOR) PROVIDED FROM                                                      (Restated - note l)  (Restated - note l)
OPERATING ACTIVITIES
Net earnings (loss)                                              $         2,624       $           651      $       (26,736)
Non-cash items:
  Depreciation and depletion                                              25,896                25,964               29,987
  Gain on sale of property (note 5(i))                                         -               (10,336)                   -
  Write-down of mineral properties and fixed assets (note 5)               1,178                   279                    -
  Foreign exchange gain on US dollar denominated loans                         -                (3,712)                (608)
  Other non-cash items                                                      (133)                 (761)               2,984
  Stock-based compensation (note 12(j))                                    1,253                   274                  184
  Deferred income                                                              -                 1,340                    -
  Future income taxes (note 13)                                            1,909                (1,050)                 822
  Reclamation closure cost accruals and other
    environmental obligations                                              4,896                 3,619                4,166
  Employee future benefits (note 11)                                         553                     -                    -
----------------------------------------------------------------------------------------------------------------------------
                                                                          38,176                16,268               10,799
Payment of reclamation, closure cost accruals and other
  environmental obligations                                               (7,879)                 (728)                (945)
Payment of employee future benefits (note 11)                               (968)                    -                    -
Changes in non-cash working capital items (note 21)                       (5,177)                2,347              (12,406)
----------------------------------------------------------------------------------------------------------------------------
                                                                          24,152                17,887               (2,552)
----------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
  Increase in short-term restricted cash (note 3)                         (3,036)                 (355)                   -
  Proceeds from sale of royalty (note 9)                                  12,204                     -                    -
  Issue of common shares for cash (note 12)                               30,407                29,316               17,907
  Issue of warrants for cash (note 12)                                     7,211                     -                    -
  Decrease in short-term debt                                            (10,059)              (18,711)              (3,495)
  (Decrease) increase in long-term debt                                  (14,095)              (29,821)               2,390
----------------------------------------------------------------------------------------------------------------------------
                                                                          22,632               (19,571)              16,802
----------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES

  Funds advanced on promissory note (note 9)                             (11,785)                    -                    -
  Reclamation deposits                                                         -                 1,287                 (150)
  Acquisition of Boliden Westmin (Canada) Limited, net of cash
    acquired (note 2)                                                       (886)                    -                    -
  Mineral properties and fixed assets                                    (27,689)              (10,621)             (10,970)
  Proceeds from sale of mineral properties                                   210                10,616                    -
----------------------------------------------------------------------------------------------------------------------------
                                                                         (40,150)                1,282              (11,120)
----------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                6,634                  (402)               3,130
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                              6,033                 6,435                3,305
----------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - END OF YEAR                          $        12,667       $         6,033      $         6,435
----------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
  Interest                                                       $           436       $         2,681      $         3,539
  Income and mining taxes                                        $           358       $           339      $           588

The accompanying notes form an integral part of these consolidated financial statements.

1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
        The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

        PRINCIPLES OF CONSOLIDATION
        The consolidated financial statements include the accounts of the Company and all of its subsidiaries. All inter-company accounts and transactions have been eliminated on consolidation.

        REVENUE RECOGNITION AND RECEIVABLES
        Revenue is recognized following the transfer of title and risk of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers. Title is transferred on payment by the customer of provisional invoices or in some instances on receipt of the metal concentrate. Risk is transferred either when the metal concentrate is delivered to the discharge port or to the load port depending on the terms of the contract. Under a delivered ex ship ("DES") term, risk passes when the concentrate is delivered to the discharge (destination) port. Under a cost, insurance and freight ("C.I.F.") term, risk passes when the concentrate is delivered to the load (departure) port. Generally, the final settlement price is computed with reference to the average quoted metal prices for a specified period of time, normally one to three months subsequent to shipment to the customer. Concentrate sales and receivables are subject to adjustment on final settlement to reflect changes in weights and assays. Provisional payments made by customers upon receipt of shipments of metal concentrate are classified as current liabilities captioned as "Provisional payments for concentrate inventory shipped and not priced".

        CASH AND CASH EQUIVALENTS
        Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions.

        CONCENTRATE INVENTORY
        Concentrate inventory is valued at the lower of cost and net realizable value. Cost represents the average cost and includes direct labour and material costs, mine site overhead and depreciation and amortization.

        MATERIALS AND SUPPLIES INVENTORY
        Materials and supplies inventory is valued at the lower of average cost and replacement cost.

        SHORT-TERM INVESTMENTS
        Short-term investments are carried at the lower of cost and quoted market value.

        LONG-TERM INVESTMENTS
        Long-term investment is valued at cost, net of any impairment in value.

        EMPLOYEE FUTURE BENEFITS
        The actuarial determination of the accrued benefit obligations for pensions and other retirement benefits uses the projected benefit method prorated on service (which incorporates management's best estimate of the expected future return of plan assets, cost escalations, retirement ages of employees and other actuarial factors).

        For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.

        Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain (loss) over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the lesser of the average remaining service period of active employees or to the date that Myra Falls Mine operations are assumed to cease, December 31, 2011. The average remaining service period of the active employees covered by all plans is 10 years.

        Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the lesser of the average remaining service period of employees active at the date of amendment or to the date that mine operations are assumed to cease, December 31, 2011.

        MINERAL PROPERTIES AND FIXED ASSETS
        The Company records its interest in mineral properties at cost and defers exploration and development expenditures. When the properties are brought into commercial production, the deferred costs are amortized on a unit-of-production basis using current reserve estimates. Costs associated with exploration properties are deferred, on a project basis, until the economic viability of the project is determined.

        If the properties are abandoned, the cost of the mineral property and any related deferred expenditures are expensed as a write-down of mineral properties and fixed assets at that time. Administrative costs are expensed as incurred.

        The carrying values of producing mineral properties, including properties placed on a care and maintenance basis (see notes 5(f) and 5(g)) and related deferred expenditures, are reviewed regularly to determine if there is any impairment in the carrying value. An impairment loss would be recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves; estimated future zinc price realization (considering historical and current prices, price trends and related factors); and, operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.

        The carrying values of non-producing mineral properties and related deferred expenditures represent unamortized net costs incurred to date and do not necessarily reflect present or future values. The recoverability of these amounts is dependent upon the existence of economically recoverable reserves, upon the Company's ability to obtain the necessary financing to complete development and upon future profitable production.

        Fixed assets are stated at cost. Depreciation is provided to reduce the original cost of fixed assets to estimated residual values over their useful lives. In calculating depreciation, the Company employs the straight-line method and the unit-of-production method. Principally, the rates of depreciation being applied using the straight-line method are intended to fully depreciate the related fixed assets over periods from 2 to 12 years.

        ASSET RETIREMENT OBLIGATIONS AND ASSET RETIREMENT COSTS
        The Company provides for the fair value of liabilities for asset retirement obligations in the period in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or records a gain or loss upon settlement.

        Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.

        Collateral on deposit with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits.

        TRANSLATION OF FOREIGN CURRENCIES
        DOMESTIC AND FOREIGN OPERATIONS
        The Company reports its financial statements in Canadian dollars, while the currency of measurement for the Company's operations varies depending upon location.

        The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar, while the currency of measurement for the Company's foreign operations is the US dollar, since all of the Company's revenue, and a substantial portion of its expenses relating to the foreign operations, are in US dollars. US dollar amounts for the Company's foreign operations are translated into Canadian dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year, and the resulting gains and losses are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments.

        As indicated above, the currency of measurement for the Company's foreign operations, including those in Honduras, Chile and Tunisia, is the US dollar. In each of these operations, the temporal method is used to translate local currency amounts into US dollars. Under the temporal method, all non-monetary items and the related depreciation are translated at the historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, revenues and expenses other than depreciation and depletion of capital assets are translated at the average rate of exchange for the year, and gains and losses on translation are reflected in income for the year.

        Monetary assets and liabilities of the Company's domestic operations in Canada, denominated in US dollars, are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income for the year.

        USE OF ESTIMATES
        The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Management's estimates are made in accordance with mining industry practice. Actual results could differ significantly from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include accounts receivable, concentrate inventory, materials and supplies inventory, mineral properties and fixed assets, and reclamation and closure cost accruals.

        FINANCIAL INSTRUMENTS
        The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. When the Company chooses to apply hedge accounting, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses forward contracts to hedge exposure to commodity price risk for metals production, and foreign exchange forward contracts to hedge exposure to fluctuations in foreign currencies, relating primarily to the US dollar. The Company has written call options to minimize exposure to commodity price risk. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are, and continue to be, effective. Realized and unrealized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedge transaction is completed. The premiums received at the inception of written call options are recorded as a liability until maturity. Changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes are deferred on the designation date and are recognized in income when the original hedged transaction affects income. Subsequent changes in fair value are recorded in current period income. Gains or losses (realized or unrealized) for derivative contracts which relate to a hedged transaction that is no longer expected to occur are recorded immediately in income. Contracts for which hedge accounting, has not been applied, are marked-to-market, and gains and losses are recognized in the relevant period and included in "Gross sales revenue" on the consolidated statements of operations and deficit.

        SHARE INCENTIVE PLAN
        The Company has a share incentive plan (the "Plan"), which consists of a share purchase plan, a share option plan and a share bonus plan, which is administered by the directors of the Company. The Plan provides that eligible persons thereunder include any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof. The Plan is described in note 12. The Company use the fair value method of accounting for, and to recognize as compensation expense, its stock-based compensation for employees. Shares issued under the Plan are recorded at the issue price. An optionee may elect under the Plan to terminate an option, in which case the optionee may receive consideration either in cash or shares of the Company, at the discretion of the Company, equal to the difference between the fair market value of the shares, as defined, and the exercise price.

        INCOME AND MINING TAXES
        The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business acquisitions, where differences between assigned values and tax bases of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences, subject to an appropriate valuation allowance.

        Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries and associates to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

        NEW PRONOUNCEMENTS
        On January 1, 2004, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Handbook Section 3110 - "Asset Retirement Obligations" ("CICA 3110") which requires that the fair value of liabilities for asset retirement obligations be recognized in the period in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is amortized over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement.

        CICA 3110 is applicable to obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.

        Previously, the Company provided for estimated reclamation and site restoration costs, where reasonably determinable, net of salvage value, on a unit-of-production basis over the estimated economic life of the related mine.

        The adoption of CICA 3110 has been applied retroactively and the effects on the consolidated financial statements are as follows:

        Increase (decrease) in Statement of Operations and Deficit amounts:

                                                                       Year ended December 31,    Year ended December 31,
        ($000's)                                                                2003                       2002
        -------------------------------------------------------------------------------------------------------------------
        Depreciation and depletion                                                        1,849                      2,422
        Reclamation and closure costs                                                     4,344                      4,243
        -------------------------------------------------------------------------------------------------------------------
        Net loss                                                                          6,193                      6,665
        Deficit - beginning of period                                                    11,903                      5,238
        -------------------------------------------------------------------------------------------------------------------
        Deficit - end of period                                                          18,096                     11,903

        Earnings per share                                                               ($0.03)                    ($0.04)

        Increase (decrease) in Balance Sheet amounts:

        ($000's)                                                                           December 31, 2003
        -----------------------------------------------------------------------------------------------------
        Assets
        Mineral properties and fixed assets                                                            3,958

        Liabilities
        Current portion of reclamation, closure costs accruals and other environmental                  (695)
        obligations
        Reclamation and closure cost accruals                                                         22,183

        Shareholders' Equity
        Deficit                                                                                       18,096
        Cumulative translation adjustments                                                              (568)

        On January 1, 2004, the Company adopted the CICA Handbook Section 3870 - "Stock-based Compensation and Other Stock-based payments" ("CICA 3870") which requires that the Company use the fair value method of accounting for, and to recognize as compensation expense, its stock-based compensation for employees.

        The adoption of CICA 3870 has been applied retroactively and the effects on the consolidated financial statements are as follows:

        Increase (decrease) in Statement of Operations and Deficit amounts:

                                                                       Year ended December 31,    Year ended December 31,
        ($000's)                                                                2003                       2002
        -------------------------------------------------------------------------------------------------------------------
        Stock-based compensation                                                            274                        184
        -------------------------------------------------------------------------------------------------------------------
        Net (loss) earnings                                                                (274)                       184
        Deficit - beginning of period                                                       184                          -
        -------------------------------------------------------------------------------------------------------------------
        Deficit - end of period                                                             458                        184
        -------------------------------------------------------------------------------------------------------------------

        Earnings per share                                                                 $Nil                       $Nil

        Increase in Balance Sheet amounts:

        ($000's)                                                              December 31, 2003
        ----------------------------------------------------------------------------------------
        Shareholders' Equity
        Capital stock                                                                        47
        Contributed surplus                                                                 409
        Deficit                                                                             458

        2003 AND 2002 FIGURES
        Certain of the 2003 and 2002 figures have been reclassified to conform to the 2004 presentation.

2.      ACQUISITION OF BOLIDEN WESTMIN (CANADA) LIMITED

        On July 23, 2004, the Company acquired, through NVI Holdings Ltd., a wholly-owned subsidiary of the Company, 100% of the outstanding common shares of Boliden Westmin (Canada) Limited ("BWCL") which operates the Myra Falls mine, a zinc, copper and gold mine located on Vancouver Island, British Columbia. Subsequently, the name of BWCL was changed to NVI Mining Ltd. The purchase price comprised:

        i) Cash of $4,194,000, including out-of-pocket expenses of $569,000 incurred by the Company to effect the acquisition;
        ii) 18,000,000 common shares ("Common Shares") of the Company at an ascribed value of $0.45 per share, for a total of $8,081,000, net of share issue expenses of $19,000. The value of the Common Shares issued was determined based on the weighted-average market price of the Company's Common Shares over the two-day period before and after July 8, 2004, which was the date the terms of the acquisition were agreed to and announced; and
        iii) 5,000,000 warrants exercisable at $1.00 per Common Share with an expiry date of January 28, 2009. The value ascribed of $0.27 per warrant, for a total of $1,350,000 is included in the amount for warrants on the balance sheet. The value of the warrants issued was determined based on the weighted-average market price of the Company's warrants over the two-day period before and after the date the terms of the acquisition were agreed to and announced.

        The acquisition has been accounted for using the purchase method of accounting and the results of NVI Mining Ltd. and NVI Holdings Ltd. have been consolidated into the Company's financial statements from July 23, 2004. The Company's interest in the net assets acquired was allocated as follows:

($000's)
--------------------------------------------------------------------------
Cash                                                                3,308
Non-cash current assets                                            15,234
Long-term investment                                                5,615
Mineral properties and fixed assets                                46,146
Current liabilities                                               (16,471)
Reclamation and other environmental obligations                   (33,155)
Employee future benefits                                           (7,052)
--------------------------------------------------------------------------
Total                                                              13,625
--------------------------------------------------------------------------
Total consideration comprised of:
      Cash and out-of-pocket expenses                               4,194
      Common shares, net of share issue expenses                    8,081
      Warrants                                                      1,350
--------------------------------------------------------------------------
Total                                                              13,625
--------------------------------------------------------------------------

3.      RESTRICTED CASH

        The restricted cash balance at December 31, 2004 of $3,391,000 includes $2,625,000 placed on deposit for letters of credit to cover reclamation security bonds (see note 4), deposit for letters of credit of $90,000 and $250,000 to guarantee reclamation costs and an operating lease, respectively and a security deposit of $426,000 to guarantee reclamation costs. The restricted cash balance at December 31, 2003 of $355,000 was held in escrow as a condition to the restructuring of the Company's banking agreement. The cash was released in March 2004.

4.      RECLAMATION DEPOSITS

        Cash collateral on deposit at December 31, 2004 of $100,000 (2003 - $100,000) with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. The Reclamation Deposits at December 31, 2004 and 2003 are in respect of reclamation costs at the Caribou mine. In addition, at December 31, 2004, the Company was obligated under reclamation security bonds totalling $8,257,000 (2003 - $8,181,000), of which $2,625,000 is secured by letters of credit. The Company has also issued letters of credit aggregating $90,000 and a security deposit of $426,000 to guarantee reclamation costs (see notes 3, 16 and 18).

5.      MINERAL PROPERTIES AND FIXED ASSETS

        ($000's)                                          2004                                2003 (restated - note 1)
        --------------------------------------------------------------------------------------------------------------------------
                                                       Accumulated                                   Accumulated
                                                      Depreciation       Net Book                    Depreciation        Net Book
                                              Cost   and Depletion          Value           Cost     and Depletion           Value
        --------------------------------------------------------------------------------------------------------------------------
        Equipment                          145,453       (104,170)        41,283          146,562       (104,365)         42,197
        Mineral properties,
          buildings and
          improvements                     123,437        (69,245)        54,192           95,477        (64,732)         30,745
        Development                         85,315        (41,409)        43,906           54,866        (34,503)         20,363
        Exploration                         14,756         (2,939)        11,817           14,845           (525)         14,320
        Asset retirement cost               10,590         (8,715)         1,875           10,847         (7,173)          3,674
        --------------------------------------------------------------------------------------------------------------------------
                                           379,551       (226,478)       153,073          322,597       (211,298)        111,299

        Mineral properties and fixed assets of the Company comprise the following:

a)      El Mochito Mine $16,078,000 (2003 - $14,322,000)
The El Mochito mine is a zinc, lead and silver mine located in the Republic of Honduras. Deferred exploration costs were written down in 2004 by $Nil (2003 - $279,000 and 2002- $Nil).

b)      Bougrine Mine $4,687,000 (2003 - $13,021,000)
The Bougrine mine is a zinc and lead mine located 160 kilometres west of Tunis, Tunisia.

c)      El Toqui Mine $27,728,000 (2003 - $22,823,000)
The El Toqui mine is a zinc and gold mine located 1,350 kilometres south of Santiago, Chile.

d)      Bouchard-Hebert Mine $5,155,000 (2003 - $11,578,000)
The Bouchard-Hebert mine is a zinc, copper, gold and silver mine located 30 kilometres northeast of Rouyn-Noranda, Quebec, Canada.

e)      Myra Falls Mine $46,853,000 (2003 - $Nil)
The Myra Falls mine is a zinc, copper and gold mine located on Vancouver Island, British Columbia. The mine was acquired on the purchase of BWCL (see note 2).

f)      Langlois Mine $44,436,000 (2003 - $40,729,000)
The Langlois mine is a zinc, copper, gold and silver mine located 213 kilometres north of Val d'Or, Quebec, Canada. Mining activities at the Langlois mine were suspended in November 2000, pending the completion of a feasibility study, which was completed in August 2001. Development costs totaled $698,000 in 2004 (2003 - $1,659,000). In 2004, the Company incurred $3,009,000 (2003 - $778,000) of pre-production costs and fixed assets, which have been capitalized in anticipation of the mine reopening.

g)      Caribou Mine $Nil (2003 - $Nil)
The Caribou mine, a zinc, lead and silver mine, is located in the Province of New Brunswick, Canada. The Caribou mine was placed on care and maintenance in 1998. Care and maintenance costs incurred in 2004 of $1,641,000 (2003 - $1,521,000) are included in"Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

h)      Nanisivik Mine $2,342,000 (2003 - $2,542,000)
The Nanisivik mine was a zinc and silver mine located on Strathcona Sound, Baffin Island, Nunavut, Canada. The fixed asset carrying value of $2,342,000 (2003 - $2,542,000) as at December 31, 2004, represents the net book value of plant and equipment located at the Nanisivik mine which management believes will be realized on the ultimate disposition of mine equipment and property as part of the mine closure and site restoration activities. The Nanisivik mine ceased operations on September 30, 2002. Holding costs incurred in 2004 of $4,734,000 (2003 - $3,386,000) and a obsolescence provision of $2,100,000 (2003 - $Nil) for materials and supplies inventory are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

i)      Other Properties $5,794,000 (2003 - $6,284,000)
Other Properties comprise exploration properties held directly and other capital assets. Management reviews the carrying values of these properties annually and in 2004 recorded a write-down of $1,178,000 (2003 - $Nil, 2002- $Nil), which is included in "Write-down of mineral properties and fixed assets" on the consolidated statement of operations and deficit.

        On June 16, 2003, the Company sold the Lapa exploration properties consisting of the Tonawanda and Zulapa properties, for US$7,925,000. The Company retains a 1.0 percent net smelter royalty from the Tonawanda property and a 0.5 percent net smelter royalty from the Zulapa property. The Company also received a non-refundable advance royalty of US$1,000,000 against the above net smelter royalty of the Lapa properties and will receive a further non-refundable advance royalty of US$1,000,000 when the total published inferred resource reaches 2,000,000 ounces of gold. The non-refundable advance royalty of $1,340,000 (US$1,000,000) received has been deferred and is included in "Deferred Income" on the balance sheet. The deferred royalty will be brought into income when earned.

        The Lapa properties were non-producing properties, and the gain on sale of $10,336,000 in 2003 was included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

6.      LONG-TERM INVESTMENT

        Long-term investment is valued at cost, net of any impairment in value.

        ($000's)                                           December 31, 2004       December 31, 2003
        -------------------------------------------------- ----------------------- ----------------------
        Taseko Mines Limited convertible debenture                          5,615                      -

        The Company's long-term investment was acquired on the purchase of BWCL (note 2).

        The convertible debenture from Taseko Mines Limited ("Taseko") was issued on July 21, 1999, for an amount of $17,000,000 and matures on July 21, 2009. The principal sum does not bear interest and is not secured by any charge or mortgage on any assets of Taseko.

        The debenture is convertible into common shares of Taseko over a ten-year period from the date of issuance commencing at a price of $3.14 per share escalating by $0.25 per year thereafter. From the fifth anniversary from the date of issue until the tenth anniversary, the outstanding principal may, at the election of Taseko, be converted into common shares of Taseko at the then prevailing market price. The fair value of the debenture as at December 31, 2004, was $8,055,000 and was calculated using the quoted market price of Taseko's shares.

7.      SHORT-TERM DEBT

        ($000's)                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Syndicated Credit Facility
          - Revolver                                                                            -             6,462
          - Non-Revolving Facility, current portion (note 8)                                    -             1,266
          - Supplemental Term Facility, current portion (note 8)                                -               467
        Customer prepayments for zinc concentrates (note 8)                                     -               646
        Other (2004 - interest at floating rates; 2003 - the major portion of debt was
          non-interest bearing)                                                               256             1,488
        ------------------------------------------------------------------------------------------------------------
                                                                                              256            10,329

        On January 30, 2004, the Revolver was fully repaid. On December 21, 2004, the Revolver was cancelled. Interest expense on short-term debt during 2004 amounted to $34,000 (2003 - $797,000; 2002 - $1,979,000).

8.      LONG-TERM DEBT

        ($000's)                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Non-Revolving Facility                                                                  -            11,393
        Supplemental Term Facility                                                              -             4,201
          Reimbursable government assistance, unsecured                                     1,424             1,412
        Customer prepayments for zinc concentrates                                              -               646
        Other                                                                                   -             1,277
        ------------------------------------------------------------------------------------------------------------
        Total                                                                               1,424            18,929
        Less current portion                                                                    -             3,412
        ------------------------------------------------------------------------------------------------------------
                                                                                            1,424            15,517

        $925,000 of the reimbursable government assistance is the estimated amount expected to be repaid in 2006 and no interest is currently being accrued. The remaining reimbursable government assistance of $499,000 is contingently repayable based on the future profits generated by zone 97 of the Langlois mine and is not accruing interest. Accordingly the fair value of this amount cannot be reasonably determined.

        On January 30, 2004, the Non-Revolving Credit Facility and the Supplemental Term Credit Facility were fully repaid and cannot be redrawn. The Company's various credit facilities were repaid using a portion of the proceeds of the sale of units to a syndicate of underwriters (see note 12(a)). On December 21, 2004, the Non-Revolving Credit Facility and the Supplemental Term Credit Facility were cancelled.

        Other long-term debt at December 31, 2003, included fees of $1,033,000 payable to Dundee Securities Corporation ("DSC"), a subsidiary of Dundee Bancorp ("Dundee"), with respect to acquisitions in prior years (see note 15). This amount was repaid in 2004.

        Interest expense on long-term debt during 2004 amounted to $38,000 (2003
- $1,432,000, 2002 - $1,913,000).

9.      ROYALTY OBLIGATION

        In December 2004, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $13,540,000, which included royalty income of $11,979,000 and indemnity fees and interest of $1,561,000.

        Under the terms of the Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.003 per pound to $0.016 per pound over the first 12 years of the Agreement. In addition, the Company granted Red Mile a Net Smelter Return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year averages US$2,250, US$2,500 or US$2,750 per tonne respectively. $11,785,000 of the cash received was placed with a financial institution, for which the Company took back a promissory note. Interest earned from the promissory note will be used to fund the expected Basic Royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the promissory note will be used to fund the Basic Royalty payments.

        The balance of the funds received of $1,755,000 will be used for working capital and capital requirements at the Myra Falls mine.

        Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile for the lower of market value or for the outstanding amount of the promissory note.

        On the balance sheet, the long-term portion of the royalties received from Red Mile of $11,696,000 is shown as "Royalty Obligation" and the current portion of $283,000 is included in "Accounts payable and accrued liabilities". Of the indemnity fees received, $508,000 was deferred and is included in "Deferred Income" on the balance sheet. The deferred indemnity fees will be recognized in income as earned over the life of the Agreement.

10.     RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS

        The Reclamation, Closure Cost Accruals and Other Environmental Obligations shown on the balance sheet comprise:

                                                                        December 31,   December 31, 2003
        ($000's)                                                                2004  (restated - note 1)
        -------------------------------------------------------------------------------------------------
        Asset retirement obligations (see note 1 "New pronouncements")        47,221              30,237
        Closure cost accruals                                                  4,978               4,148
        Other environmental obligations (see note below)                      11,555                   -
        -------------------------------------------------------------------------------------------------
                                                                              63,754              34,385
        Less current portion                                                  21,081                 132
        -------------------------------------------------------------------------------------------------
                                                                              42,673              34,253

        Other environmental obligations represent expenditures required to complete modifications to the tailings facility at the Myra Falls mine. The Company expects to complete the work required by 2007. The full amount of the estimated obligation was recorded and is being reduced by actual expenditures incurred. The actual expenditures since acquisition were $3,310,000. The current portion of $7,694,000 is included in "Current portion of reclamation, closure cost accruals and other environmental obligations" on the balance sheet.

        Asset Retirement Obligations - ($000's)
        -----------------------------------------------------------------------------------------------
        As at December 31, 2003                                                                 30,237
        Addition on acquisition of Myra Falls mine                                              18,291
        Accretion (included in reclamation and closure costs)                                    2,781
        Expenditures                                                                            (3,624)
        Impact of foreign exchange                                                                (464)
        -----------------------------------------------------------------------------------------------
        As at December 31, 2004                                                                 47,221
        Less: current portion included in Current portion of reclamation,
        closure cost accruals and other environmental obligations                                9,826
        -----------------------------------------------------------------------------------------------
                                                                                                37,395

        The estimated amount of undiscounted cash flows required to satisfy the asset retirement obligations as at December 31, 2004, was $119,649,000 (December 31, 2003 - $37,088,000). The expected timing of payments of the cash flows ranges from 2004 to 2117, and the credit-adjusted risk-free rates at which the estimated cash flows have been discounted to arrive at the accounting obligation range from 7.17% to 7.89%. The estimated amount of undiscounted cash flows for December 31, 2004 includes an amount of $66,329,000, which is for treatment of water at the Myra Falls mine, in perpetuity. At the end of the mine life, the Company has two options to fund the water treatment costs. The first would be to put on deposit $17,500,000, which amount is expected to generate sufficient cash flow to fully fund the water treatment costs. The second, subject to the necessary approvals from the government of British Columbia, would be to connect the hydroelectric generating facilities located at the Myra Falls mine to the BC Hydro electrical grid and sell electrical power to the market. The expected revenue would be more than sufficient to fund the water treatment costs.

11.     EMPLOYEE FUTURE BENEFITS

        The Company's unionized hourly employees at the Myra Falls mine have a defined benefit pension plan. The hourly employees' benefits under this plan are specified by a collective agreement. Actuarial reports valuing this hourly plan are prepared every three years, with January 1, 2003, being the most recent valuation. The Company also provides extended health and dental benefits for certain employees of the Myra Falls mine.

        The details of the Company's benefit plans as at December 31, 2004, are as follows:

                                                                                   Post-retirement
                                                                   Pension         benefits other
                                                                  benefits          than pension            Total
                                                               ---------------- ---------------------- -----------------
     Expected long-term rate of return on plan assets                    7.75%                  7.75%               N/A
     Discount rate on accrued pension obligations (July 23,              6.00%                  6.00%               N/A
       2004 - 6.25%)
     Rate of compensation increase                                         N/A                    N/A               N/A
                                                                                 12% for the first 10
     Extended health care rate of expense increase                         N/A   years, 5% thereafter               N/A
     Dental care rate of expense increase                                  N/A                  4.00%               N/A

     ($000's)
     -------------------------------------------------------------------------------------------------------------------
     Pension expenses:
       Current service cost                                                494                      9               503
       Interest cost of projected benefit obligation                       884                     21               905
       Expected return on pension fund assets                             (855)                     -              (855)
       Net amortization, deferrals and other                                 -                      -                 -
     -------------------------------------------------------------------------------------------------------------------
                                                                           523                     30               553
     ===================================================================================================================

     Plan assets:
        Fair value of plan assets, as at July 23, 2004                  21,661                      -            21,661
       Return on plan assets                                             1,306                      -             1,306
       Employer contributions                                              941                     27               968
       Benefits paid                                                      (575)                   (27)             (602)
     -------------------------------------------------------------------------------------------------------------------
       Fair value of plan assets, at December 31, 2004                  23,333                      -            23,333
     ===================================================================================================================

     Accrued benefit obligation:
       Accrued benefit obligation, as at July 23, 2004                  28,033                    680            28,713
       Current service cost                                                494                      9               503
       Interest cost                                                       884                     21               905
       Benefits paid                                                      (575)                   (27)             (602)
       Actuarial loss (gain)                                               771                     (5)              766
       Plan improvement                                                  1,512                    426             1,938
     -------------------------------------------------------------------------------------------------------------------
       Accrued benefit obligation, at December 31, 2004                 31,119                  1,104            32,223
     ===================================================================================================================

     Plan assets                                                        23,333                      -            23,333
     Accrued benefit obligation                                         31,119                  1,104            32,223
     -------------------------------------------------------------------------------------------------------------------
     Funding deficit                                                    (7,786)                (1,104)           (8,890)
     Unamortized actuarial loss (gain)                                     510                     (4)              506
     Unamortized past service costs                                      1,512                    426             1,938
     -------------------------------------------------------------------------------------------------------------------
     Pension liability                                                  (5,764)                  (682)           (6,446)
     ===================================================================================================================

        The assumed health care cost trend rates can affect the amounts reported for the health care plan:


        -------------------------------------------------------------------------------------------------------------------
        $000's                                                            1 Percentage-Point        1 Percentage-Point
                                                                               increase                   decrease
        -------------------------------------------------------------------------------------------------------------------
        Effect on service cost                                                              0.20                     (0.1)
        -------------------------------------------------------------------------------------------------------------------
        Effect on interest cost                                                              0.4                     (0.4)
        -------------------------------------------------------------------------------------------------------------------
        Effect on year-end accrued benefit obligation                                         34                      (33)
        -------------------------------------------------------------------------------------------------------------------

        PLAN ASSETS

        The allocation of plan assets is set forth in the Investment Policy Statement. The Investment Policy Statement delegates authority to the Employee Benefits Committee to maintain and establish investment policies relating to the defined benefit plans. These policies and any changes to these policies are approved by the Board of Directors of the Company. The Company has adopted the following standards for the Employee Benefits Committee to follow when deciding how to invest the plan assets.

        ASSETS SHALL BE INVESTED:

        (a)     in the sole interest of the plan participants and beneficiaries;
        (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and of like aims in compliance with Section 404(A) of ERISA, and other applicable provisions of ERISA; and
        (c) by diversifying the investments so as to minimize the risk of large losses as well as provide a reasonable rate of return on the assets.

        The following table summarizes the defined benefit plan asset weighted-average asset allocation percentages by asset category:

     ---------------------------------------------------------------------------
     Asset Category                                                        2004
     ---------------------------------------------------------------------------
     Short-term / Money market                                             5.0%
     ---------------------------------------------------------------------------
     Fixed income                                                         38.0%
     ---------------------------------------------------------------------------
     Canadian equity                                                      36.5%
     ---------------------------------------------------------------------------
     U.S. equity                                                          12.5%
     ---------------------------------------------------------------------------
     Non-U.S. Foreign equity                                               8.0%
     ---------------------------------------------------------------------------

The benefit plan assets are managed by a major insurance company and the Company has chosen to invest in their diversified fund which has a target investment allocation of 15% - 20% in foreign equity, 20% - 40% in Canadian equity and 40%
- 60% in fixed income. The diversified fund invests in several of its segregated funds, which include Canadian and foreign stocks, Canadian bonds and mortgages to achieve diversification. The performance objective of the diversified fund is to exceed the median rate of return of a representative sample of comparable funds over rolling five-year periods. The assumption for the expected long-term rate of return on plan assets is based on the relative weighting of plan assets, the historical experience of the portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices.

        CONTRIBUTIONS

        The Company expects to contribute $2,333,000 to its defined benefit pension plan and $128,000 to its post-retirement benefit plans in 2005.


     ESTIMATED FUTURE BENEFIT PAYMENTS
     ------------------------------------------------------------------- ----------------------- -----------------------
     $000's                                                                     Defined benefit
                                                                                   Pension plan          Other Benefits
     ------------------------------------------------------------------- ----------------------- -----------------------
     2005                                                                              1,358                     128
     ------------------------------------------------------------------- ----------------------- -----------------------
     2006                                                                              1,526                     144
     ------------------------------------------------------------------- ----------------------- -----------------------
     2007                                                                              1,698                     159
     ------------------------------------------------------------------- ----------------------- -----------------------
     2008                                                                              1,845                     170
     ------------------------------------------------------------------- ----------------------- -----------------------
     2009                                                                              1,893                     191
     ------------------------------------------------------------------- ----------------------- -----------------------
     Aggregate of 5 years thereafter                                                  40,833                     415
     ------------------------------------------------------------------- ----------------------- -----------------------

        Benefit payments are expected to cease after December 31, 2011, for the retirement supplement plan and the non-pension post-retirement plan, as these plans are assumed to close once the Myra Falls mine ceases operation. The expected payments for the registered pension plan in 2012 reflect the termination of the plan on December 31, 2011, and represent the pay out of all plan obligations.

12.     CAPITAL STOCK

        Authorized - Unlimited Common Shares
        200,000,000 preferred shares
        Issued:
        Common shares
        (000's)                                                         Number of shares               Amount
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2002                                                  193,281               $257,759
        Private placement (b)                                                      1,014                    742
        Shares issued for subscription receipts, net of expenses (c)              85,800                 28,002
        Shares issued as supplementary payment to employee (d)                     2,565                    618
        Shares issued on exercise of warrants                                        500                    105
        Shares issued on exercise of options (h)                                   1,333                    263
        Employee share bonus plan (g)                                                200                     50
        Employee share purchase plan (e)                                           1,097                    204
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2003 - as originally reported                         285,790                287,743
        Adjustment relating to options exercised under
        stock-based compensation (see note 1)                                          -                     47
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2003 - Restated                                       285,790                287,790
        Common Shares issued for cash (a)                                         57,143                 29,816
        Common Shares issued on acquisition of BWCL (see note 2)                  18,000                  8,081
        Exercise of warrants                                                       1,250                    242
        Adjustment to flow-through share costs                                                                3
        Value ascribed to options exercised under stock-based compensation             -                    125
        Employee share purchase plan (e)                                             480                    253
        Employee share option plan - proceeds of options exercised                   493                     93
        --------------------------------------------------------------------------------------------------------
        As at December 31, 2004                                                  363,156               $326,403

a) On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,027,000, net of costs of issue of approximately $2,973,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 27, 2009. The fair value of the warrants, issued on completion of the sale in the amount of $7,211,000, net of costs of issue, is shown on a combined basis with the warrants issued on the BWCL acquisition, ($1,350,000; see note 2) within shareholders' equity on the balance sheet as "Warrants".

b) In December 2003, the Company issued 1,013,514 flow-through common shares at a price of $0.74, exclusive of share issue costs, to finance exploration activities in the vicinity of the Bouchard-Hebert mine.

c) On October 7, 2003, the Company issued 85,800,000 subscription receipts, at a price of $0.35 per subscription receipt resulting in proceeds of $28,002,000, net of costs of issue of approximately $2,028,000. The proceeds from the issue were escrowed subject to the satisfaction of certain conditions (the "Escrow Conditions") which included the Company reaching agreement with its lenders on the restructuring and pay down of the Syndicated Credit Facility. The Escrow Conditions were satisfied on November 27, 2003, the proceeds were released to the Company and the subscription receipts were exchanged for 85,800,000 common shares of the Company ("Common Shares").

d) In February 2003, 2,564,887 Common Shares were issued for $618,000, as required under an agreement dated November 30, 2001, relating to the resignation of an executive. The Company had agreed to pay the executive a supplementary amount of up to $700,000, either in cash or Common Shares. The amount to be paid was based on a formula using the weighted-average trading price for the Common Shares for the month of January 2003. The supplementary amount paid in the form of Common Shares for an amount of $618,000 was included in general and administrative expenses in 2002.

e) Under the share purchase plan employees of the Company who fall under a certain classification can contribute up to 10% of their annual basic salary to purchase Common Shares. All other employees who qualify under the share purchase plan can contribute up to 5% their annual basic salary to purchase Common Shares. The Company matches each participant's contribution. The purchase price per Common Share is the weighted-average of the trading prices of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Common Shares acquired with the Company's contribution are held in safekeeping and delivered to employees 12 months following their date of issue. The Company issued 480,000 Common Shares pursuant to the Share Purchase Plan during 2004 (2003 - 1,097,000). The number of shares authorized for issue under the share purchase plan as at December 31, 2004, was 7,500,000.

f) Pursuant to the share option plan, the Board of Directors have the authority to grant options and to establish the exercise price of the option at the time each option is granted, at a price not less than the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of such option.
Options issued in 2004 must be exercised no later than five years after the date of the grant, and options issued prior to 2004 must be exercised no later than ten years after the date of the grant and are subject to vesting provisions unless the directors of the Company determine otherwise. One third of the options granted become exercisable from the date of granting such options, and on a cumulative basis, one third at any time after the first anniversary date and the balance at any time after the second anniversary date.

        Optionees may elect to terminate options and receive the difference between the fair value of a Common Share and the exercise price of the option so terminated, multiplied by the number of options being terminated, in Common Shares or, with the consent of the Company, cash. There were no terminations of options by optionees in 2004 or 2003.

        As at December 31, 2004, the outstanding share options which total 14,670,000 expire at various dates between April 30, 2005 and November 9, 2013, and are exercisable at prices ranging from $0.18 to $8.20 per Common Share. The number of shares authorized for grants of options under the share option plan as at December 31, 2004, was 23,000,000.

g) The Company has a Share Bonus Plan that permits Common Shares to be issued as a discretionary bonus to any director, employee (full-time or part-time), officer or consultant of the Company, or any subsidiary thereof, who is designated under the Share Bonus Plan from time to time. For the year ended December 31, 2004, the Company has issued to date 1,200,000 (2003 - 1,200,000, 2002 - 1,000,000) Common Shares under the Share Bonus Plan. The number of shares authorized for issue under the share bonus plan as at December 31, 2004, was 4,000,000.

h)      Share option transactions were as follows:


                                                                                               Weighted-
                                                                             Options             Average
                                                                             (000's)            Exercise
                                                                                                   Price
        -------------------------------------------------------------------------------------------------
        As at December 31, 2002                                                8,796              $1.31
        Granted                                                                1,740               0.27
        Exercised                                                             (1,333)              0.20
        Cancelled                                                               (318)              1.95
        -------------------------------------------------------------------------------------------------
        As at December 31, 2003                                                8,885               1.25
        Granted                                                                6,335               0.64
        Exercised                                                               (494)              0.19
        Forfeited                                                             (1,000)              0.67
        Cancelled                                                                (56)              0.72
        -------------------------------------------------------------------------------------------------
        As at December 31, 2004                                               13,670              $1.06

        The following table summarizes information about the share options outstanding at December 31, 2004:

                                                      Options Outstanding                           Options Exercisable
     ------------------------------------------------------------------------------------ ------------------------------------
                                             Number             Weighted-                           Number
                                        Outstanding               Average      Weighted-       Exercisable          Weighted-
                                              as at             Remaining        Average             as at            Average
     Range of                         Dec. 31, 2004           Contractual       Exercise     Dec. 31, 2004           Exercise
     Exercise Prices                        (000's)                  Life          Price           (000's)              Price
     ------------------------------------------------------------------------------------ ------------------------------------
     $0.18 - $0.49                            5,995       7 years 4 days           $0.27             3,378              $0.26
     $0.50 - $1.49                            4,767       4 years 116 days         $0.76             1,907              $1.20
     $1.50 - $2.99                            1,091       2 years 7 days           $2.09             1,083              $2.09
     $3.00 - $8.20                            1,817       3 years 171 days         $3.79             1,817              $3.79
                                   -----------------                                      -----------------
                                             13,670                                                  8,185

i) On June 1, 2004, the shareholders of the Company approved an amendment to the share incentive plan (the "Plan") which is described in note 1, to increase the maximum number of Common Shares that may be issued under the Plan to 34,500,000 Common Shares, of which 7,500,000 will be the maximum number that may be issued under the share purchase plan, 23,000,000 will be the maximum number that may be issued under the share option plan, and 4,000,000 will be the maximum number that may be issued under the share bonus plan.

j) The Company's share option plan is described in note 12(f). Compensation expense for the stock-based compensation plan for employees has been determined based upon the fair value of awards granted on or after January 1, 2002. Stock-based compensation of $1,253,000 (2003 - $274,000) less the proceeds of options exercised of $124,000 (2003 - $47,000) for a net compensation expense of $1,129,000 (2003 - $227,000), was credited to "Contributed Surplus" within shareholders' equity on the balance sheet. The proceeds of options exercised of $124,000 (2003 - $47,000), was credited to "Capital stock" within shareholders' equity on the balance sheet.

        The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                             2004              2003
        ------------------------------------------------------------------------------------------------------------
        Weighted-average exercise price per Common Share                                    $0.64             $0.27
        Weighted quoted market price per Common Share at date of  grant                     $0.64             $0.27
        Weighted-average grant-date fair value price per Common Share                       $0.39             $0.17
        Expected life (years)                                                               3 - 5            3 - 10
        Risk free interest rate                                                             4.49%             4.62%
        Expected volatility                                                                   70%               46%
        Dividend yield                                                                         0%                0%

        The exercise price of all options granted during 2004 and 2003 equaled the quoted market price at the date of grant.

k) In consideration for restructuring the Non-Revolving Facility in 2001 and 2002, the Company granted to the syndicate ("Lenders") warrants to purchase an aggregate of 1,000,000 Common Shares at $0.21 per share. The warrants are exercisable until May 8, 2005. No value was ascribed to these warrants on the date of issue. Dundee also received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007, and the remainder are exercisable until May 2, 2007; no value was ascribed to these warrants on the date of issue. During the year ended December 31, 2004, 250,000 (2003 - 500,000) of the warrants issued to the Lenders were exercised and Nil (2003 - 50,000) were cancelled. At December 31, 2004, 200,000 warrants remain outstanding.

        In addition, as part of the restructuring of the Syndicated Credit Facility in 2001, the Company agreed to amend the terms of the outstanding warrants issued to the Lenders to purchase an aggregate of 300,000 Common Shares at a price of $1.57 per share until November 29, 2002, to change the exercise price of such warrants to $0.21 per share and the expiry date of the warrants to the earlier of May 8, 2005 and thirty days following the date the ten-day weighted-average trading price of the Common Shares on the TSX exceeds $0.28 per share. The exercise price was based on the five-day weighted-average trading price of the Common Shares on the TSX following the completion of the Rights Offering. At December 31, 2004, all the warrants remain outstanding.

l) Under an agreement reached on December 23, 2002, with the Lenders and Dundee Corporation ("Dundee"), the Company, in consideration for restructuring its existing credit facilities, granted to the Lenders and Dundee the right to purchase 2,000,000 and 1,000,000 Common Shares, respectively, at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. In 2004, 1,000,000 of these warrants were exercised by the Lenders. At December 31, 2004, 2,000,000 of these warrants remain outstanding.

13.     INCOME AND MINING TAXES

        Income and mining taxes differ from the amount computed by applying the statutory federal income tax rate for the year ended December 31, 2004, of 37% (2003 - 38%, 2002 - 39%) to the net earnings (loss), excluding income and mining taxes. The differences are summarized as follows:

        ($000's)                                                                        2004              2003              2002
        -------------------------------------------------------------------------------------------------------------------------
        Tax provision (recovery) at statutory rate                                     1,180             2,364            (7,762)
        Federal resource allowance                                                    (1,035)              119              (289)
        Unrecognized tax benefit relating to losses                                    4,366               916             5,781
        Different effective tax rates on earnings (losses) in foreign subsidiaries      (163)            1,630             2,725
        Benefit of previously unrecognized losses available for carry forward         (5,107)           (5,984)             (246)
        Other                                                                            108               124               (88)
        Mining taxes (recovery)                                                        1,222               (10)             (345)
        -------------------------------------------------------------------------------------------------------------------------
                                                                                         571              (841)             (224)

        As at December 31, 2004, the significant components of the Company's future tax assets (liabilities) were as follows:

        ($000's)                                                                                2004           2003
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets
           Loss carry forwards                                                                72,415         19,043
           Mineral properties and fixed assets                                               137,833         56,062
           Reclamation and closure cost accruals                                              21,258          5,354
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets before valuation allowance                                         231,506         80,459
        Valuation allowance                                                                  231,506         79,269
        -------------------------------------------------------------------------- ------------------ --------------
        Future tax assets                                                                          -          1,190

        Future tax liabilities
          Mineral properties - mining tax                                                     (1,681)          (962)
        -------------------------------------------------------------------------- ------------------ --------------
        Net future tax (liabilities) assets                                                   (1,681)           228

a) At December 31, 2004, the Company has net operating loss carry forwards in Canada of approximately $186,000,000, which expire at various dates through 2011. In addition, the Company has approximately $273,700,000 of resource expenditures that are limited in their deduction to income from specific properties.

b) At December 31, 2004, the Company has net operating loss carry forwards in Chile of approximately $31,000,000, which do not expire.

c) At December 31, 2004, the Company has net operating loss carry forwards in Honduras of approximately $5,200,000, which will expire four years after the Company in Honduras generates its first taxable profit.

14.     FINANCIAL INSTRUMENTS

        The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.

        The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt are carried at cost which, due to their short-term nature, approximates their fair value. The fair value of the long-term debt also approximates its carrying value as set out in note 8.

        Such fair value estimates are not necessarily indicative of the amounts the Company might pay or receive in actual market transactions. Potential taxes and other transaction costs have not been considered in estimating fair value.

CREDIT RISK

        The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with highly-rated counterparties. The Company does not consider the credit risk associated with these financial instruments to be significant.

FOREIGN EXCHANGE HEDGING

        In 2001, the Company announced its intention to close the Nanisivik mine in September 2002 (see note 5(h)). Accordingly, foreign exchange contracts totalling US$25,000,000, originally designated as hedges of anticipated operating costs at the Nanisivik mine, were no longer considered as effective hedges. Consequently these contracts were marked-to-market, resulting in a gain of $608,000 included in gross sales revenue in the year ended December 31, 2002. These contracts were closed out in 2003 with a nominal income impact recognized by the Company.

FOREIGN EXCHANGE RISK

        The Company operates using principally the Canadian dollar and the US dollar, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. In addition, the Company's sales are denominated primarily in US dollars, while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company periodically uses forward foreign exchange contracts to hedge the exchange rates on identifiable foreign currency exposures. Gains and losses on these contracts when they are designated as hedges are reported as a component of the related transactions.

        The Company had no foreign exchange contracts outstanding at December 31, 2004 and 2003.

COMMODITY PRICE RISK

        The profitability of the Company is directly related to the market price of metals produced. The Company reduces price risk by hedging against the price of metals for a portion of its production.

        The main tools available to protect against price risk are forward contracts and options. Various strategies are available using these tools including spot deferred and synthetic puts.

        The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market as hedge accounting has not been applied, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options which are marked-to-market through income as hedge accounting is not applied. No call options have been entered into in either 2004 or 2003, other than those described below. In 2004 and 2003, the Company choose not to apply hedge accounting.

        As at December 31, 2004, there were no outstanding contracts. The Company had the following contracts, which were outstanding as at December 31, 2003:


        December 31, 2003                  Quantity            Average Price (US)                  Maturity
--------------------------------------------------------------------------------------------------------------------
        Zinc forward sale                4,600 tonnes            $969 per tonne          January 2004
        Silver call options             250,000 ounces          $5.42 per ounce          January  - February 2004
        Gold call options                2,500 ounces            $395 per ounce          January  - February 2004

        INTEREST RATE RISK

        The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates.

15.     RELATED PARTY TRANSACTIONS

        All related party transactions are disclosed elsewhere in these consolidated financial statements (see notes 8 and 12) except for the following:

a) The Company and Dundee Securities Corporation ("DSC") entered into an agreement in late 1998 for DSC to act as the exclusive financial advisor to the Company. The agreement was for an initial term of one year and thereafter year to year until cancelled, and provided the Company with the right to cancel the agreement. The agreement was terminated by the Company effective December 31, 2000. The unpaid balance of $1,033,000 for the above fees was deferred through 2004, and was included in short-term debt as at December 31, 2003 (see note 8). This amount was repaid in 2004.

b) The Company incurred management fees in 2004, of $Nil (2003 - $250,000, 2002 - $250,000) for services provided by Dundee. As at December 31, 2004, the total management fees of $500,000 is still outstanding and is included in accounts payable and accrued liabilities on the balance sheet.

c) At December 31, 2004, the Company has an amount of $Nil (2003- $544,000) on deposit with DSC.

d) The Company provides to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc. ("BHK"), a company that is related through common directorship, logistic and procurement services which enables both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies.

        Transactions for the year ended December 31, 2004, for sale of supplies and charges for administrative services to Glencairn totalled $652,000 (2003 - $574,000, 2002 - $1,827,000). These transactions have been reflected in the statements of operations as cost recoveries and accordingly, are reflected as reductions in either direct operating costs or general and administrative expenses. In addition, the Company did not sell any equipment to Glencairn in 2004 (2003 proceeds from surplus equipment - $106,000, 2002 - $146,000).

        Other accounts receivable at December 31, 2004 and 2003 included the following amounts due from Glencairn:

        ($000's)                               2004              2003
        ---------------------------------------------------------------
        For:
          Supplies                              315               203
          Services                               18               112
        ---------------------------------------------------------------
                                                333               315

        Interest was charged on overdue amounts receivable from BHK at commercial rates.

16.     GUARANTEES

a) As at December 31, 2004, the Company has outstanding letters of credit totalling $2,965,000 (2003 - $3,811,000), which are renewable annually. $2,715,000 of these letters of credit are for security deposits for rehabilitation and restoration expenses, $250,000 relates to the operating lease at the Nanisivik mine (see note 5(h)).

b) In consideration for the receipt of an indemnity fee of $564,334 from Wilshire Financial Services Inc. ("Wilshire") related to the Agreement (note 9), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2004, the maximum liability was $11,785,000.

17.     RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING
        PRINCIPLES

        The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Cdn. GAAP") which are different in some respects from those applicable in the United States of America ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission.

        Material variations between balance sheet items and statements of operations items as shown in the consolidated financial statements under Cdn. GAAP and the amounts determined using U.S. GAAP are as follows:

CONSOLIDATED BALANCE SHEETS

                                       Mineral                                                  Accounts
                                      Properties                                                 Payable
                                         and                                                       and
(Expressed in thousands of              Fixed    Short-term   Long-term  Restricted  Intangible   Accrued
Canadian dollars)                      Assets    Investments  Investment    Cash       Assets   Liabilities
-------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2004
As shown in the consolidated
  financial statements under
  Cdn.  GAAP                          $153,073     $2,633       $5,615     $3,391      $   -      $35,558
Shares issued to promoters or
  shareholders in exchange              (1,028)
Adjustment relating to
  stock-based compensation
Adjustment relating to
  stock-based compensation
  to non-employee
Adjustment relating to
  stock-based compensation
  to senior officer
Adjustment relating to
  write-down of El Toqui
  mine (b)                              (1,862)
Adjustment relating to
  exploration expenditures
  (c)                                   (7,595)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                        1,253
Adjustment relating to
  fair value on long-term
  investments (f)                                                2,440
Adjustment relating to
  flow-through shares                                (742)                    742                     142
Recognition of minimum
  pension liability (j)                                                                 1,512
Adjustment to reclassify
  Cumulative Translation
  Adjustment

-------------------------------------------------------------------------------------------------------------
According to U.S. GAAP                $142,588     $3,144      $8,055      $4,133      $1,512     $35,700
=============================================================================================================

(CONT'D)

                               Employee    Other                             Cumulative
(Expressed in thousands of      Future  Comprehensive            Contribute  Translation  Capital
Canadian dollars)              Benefits    Income       Deficit   Surplus     Adjustment   Stock
--------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2004
As shown in the consolidated
  financial statements under
  Cdn.  GAAP                    $6,446                ($187,667)   $3,120      ($9,009)   $326,403
Shares issued to promoters or
  shareholders in exchange                               13,178                            (14,206)
Adjustment relating to
  stock-based compensation                                  458      (410)                     (48)
Adjustment relating to
  stock-based compensation
  to non-employee                                           (48)       48
Adjustment relating to
  stock-based compensation
  to senior officer                                        (156)      156
Adjustment relating to
  write-down of El Toqui
  mine (b)                                               (1,862)
Adjustment relating to
  exploration expenditures
  (c)                                                    (7,595)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                1,253
Adjustment relating to
  fair value on long-term
  investments (f)                                         2,440
Adjustment relating to
  flow-through shares                                                                         (142)
Recognition of minimum
  pension liability (j)          2,022       (510)
Adjustment to reclassify
  Cumulative Translation
  Adjustment                               (9,009)                               9,009

--------------------------------------------------------------------------------------------------
According to U.S. GAAP          $8,468    ($8,266)    ($181,252)   $2,914       $    -    $312,007
==================================================================================================


                                 Mineral                            Accounts                                    Cumulated
                               Properties                          Payable and     Other               Contri-   Trans-
(Expressed in thousands of         and     Short-term  Restricted    Accrued   Comprehensive            buted    lation    Capital
 Canadian dollars)            Fixed Assets Investments    Cash     Liabilities     Income    Deficit   Surplus  Adjustment  Stock
------------------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2003
  (RESTATED) NOTE 1

As shown in the consolidated
  financial statements under
  Cdn. GAAP                      $111,299         $50       $355     $18,629        $    -  ($190,291)  $1,991   ($3,321)  $287,790
Shares issued to promoters
  or shareholders in exchange
  for non-monetary assets          (1,289)                                                     12,917                       (14,206)
Adjustment relating to
  stock-based compensation                                                                        458     (410)                 (48)
Adjustment relating to
  stock-based compensation
  to non-employee                                                                                 (48)      48
Adjustment relating to
  stock-based compensation to
  senior officer                                                                                 (156)     156
Adjustment relating to
  write-down of El Toqui
  mine (b)                         (2,130)                                                     (2,130)
Adjustment relating to
  exploration expenditures (c)     (7,808)                                                     (7,808)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                       18                                   18
Adjustment relating to
  flow-through shares (j)                        (742)       742         142                                                   (142)
Adjustment to reclassify
  Cumulative Translation
  Adjustment (i)                                                                    (3,321)                        3,321
------------------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP           $100,072       ($674)    $1,097     $18,771       ($3,303) ($187,058)  $1,785    $    -   $273,394
====================================================================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of Canadian dollars, except for per share
  information)                                                             2004         2003         2002
----------------------------------------------------------------------------------------------------------
Earnings (loss) as shown in the consolidated financial
  statements under Cdn. GAAP                                             $2,624         $651     ($26,736)
Additional (expense) income:
Adjustment to reverse ARO restatement under Cdn. GAAP (n)                     -            -        6,665
Cumulative effect of change in accounting principle for ARO (n)               -      (11,903)           -
Adjustment to depletion in connection with shares
  issued to promoters or shareholders (a)                                   261          279          347
Adjustment  relating to write-down of the El Toqui mine (b)                   -            -       (2,287)
Adjustment relating to depreciation and depletion (b)                       268          158           73
Adjustment relating to write-off of exploration expenditures (c)           (807)        (837)      (2,150)
Adjustment stock-based compensation (m)                                       -          274          184
Adjustment to mark-to-market embedded option in long-term                 2,348            -            -
  investment
Adjustment  for interest on long-term investment                             92            -
Adjustment for deferred losses on foreign exchange hedging                    -            -        2,003
  contracts
Adjustment to reverse write-off of exploration properties under
  Cdn. GAAP as these properties were already expensed under
  U.S. GAAP (c)                                                           1,178            -            -
==========================================================================================================
Net earnings (Loss) under U.S. GAAP                                      $5,964     ($11,378)    ($21,901)
==========================================================================================================

Basic earnings (loss) per share under U.S. GAAP                           $0.02       ($0.05)      ($0.13)
Diluted earnings (loss) per share under U.S. GAAP                         $0.02       ($0.05)      ($0.13)
Effect of U.S. GAAP adjustments on basic loss per share                   $0.01       ($0.05)      ($0.03)

CONSOLIDATED STATEMENTS OF OPERATIONS PRESENTATION:

        Under U.S. GAAP, the measure "Contribution (Loss) from Mining Activities" is not a recognized term and would therefore not be presented. "Contribution (Loss) from Mining Activities" when adjusted for the items in the table below is comparable to the terminology "Contribution (Loss) from operations" under U.S. GAAP.

        The following table reconciles "Contribution (Loss) from Mining Activities under Cdn. GAAP" to "Contribution (Loss) from operations under U.S. GAAP"

(Expressed in thousands of Canadian dollars)                             2004             2003              2002
-----------------------------------------------------------------------------------------------------------------
Contribution (Loss) from Mining Activities under Cdn. GAAP     $       25,729     $     (8,812)     $    (13,190)
General and administrative                                             (9,559)          (5,087)           (6,198)
Stock-based compensation                                               (1,253)            (274)             (184)
Write-down of mineral properties and fixed assets                      (1,178)            (279)                -
Other  non-producing property (costs) income                           (8,638)          (5,394)             3,847
Aggregate adjustments for U.S. GAAP                                     3,340             (126)           (1,830)
-----------------------------------------------------------------------------------------------------------------
Contribution (Loss) from operations under U.S. GAAP            $        8,441     $    (19,972)     $    (17,555)
=================================================================================================================


For U.S. GAAP purposes, the components of non-operating income (loss) are as follows:
(Expressed in thousands of Canadian dollars)                             2004             2003              2002
-----------------------------------------------------------------------------------------------------------------

Interest and financing                                          $        (509)    $     (3,321)     $     (5,122)
Investment and other income                                               843              405             1,273
Other foreign exchange (loss) gain                                     (1,809)             206              (361)
Foreign exchange (loss) gain on US dollar denominated debt               (431)          11,578               669
-----------------------------------------------------------------------------------------------------------------
Non-operating (loss) income for U.S. GAAP                       $      (1,906)    $      8,868      $     (3,541)
=================================================================================================================

        The following table reconciles "Net earnings (loss) under U.S. GAAP" to "Comprehensive income (loss) under U.S. GAAP".

          (Expressed in thousands of Canadian dollars)                  2004         2003        2002
        -----------------------------------------------------------------------------------------------
          Net Earnings (Loss) under U.S. GAAP                         $5,964     ($11,378)   ($21,901)
          Change in cumulative translation adjustment account (i)     (5,688)     (17,727)      2,332
          Adjustment to recognise minimum pension liability             (510)           -           -
          Adjustment relating to unrealized gains on short-term        1,253           18         142
          investments (e)

        -----------------------------------------------------------------------------------------------
          Comprehensive loss under U.S. GAAP                          $1,019     ($29,087)   ($19,427)
        ===============================================================================================

        There are no differences in cash flows provided from operating activities, financing activities and investing activities as presented in the statements of cash flows under Cdn. and U.S. GAAP except that, under U.S. GAAP the determination of cash provided from operating activities would reflect the net earnings (loss) under U.S. GAAP (as opposed to Cdn. GAAP) with appropriate adjustments to non-cash items and non-cash working capital items with respect to adjustments disclosed in the balance sheet and statement of operations schedules above to arrive at the same cash flow from operating activities amount under both Cdn. and U.S. GAAP. Also, the sub-total within the caption "Cash (Used for) provided from operating activities" under "Operating Activities" is not permitted; therefore the reader should disregard the sub-total of $39,118,000, $16,268,000 and $10,799,000 for 2004, 2003, and 2002, respectively for U.S. GAAP purposes.

DIFFERENCES BETWEEN CDN. GAAP AND U.S. GAAP

a) Transfer of Non-monetary Assets from Promoters or Shareholders in Exchange for Shares
        Under Cdn. GAAP, non-monetary assets acquired in exchange for common shares of the Company should be valued at the fair value of the consideration given, unless the fair value of the consideration given is not clearly evident, in which case the acquisition should be accounted for at the fair value of the net assets acquired.

        The Securities and Exchange Commission's interpretative response to U.S. Accounting Principles Board Opinion No. 29 requires that non-monetary assets transferred from promoters or shareholders in exchange for common shares of the Company be recorded at the transferor's historical cost.

b)      Write-down of Mineral Properties and Fixed Assets
        Following an evaluation of the Company's mineral properties and fixed assets on the basis set out in Note 1 of the Company's 2004 consolidated financial statements, the Company determined that no write-down was required in 2004 (2003 - $Nil, 2002 - $2,287,000) as a result of applying SFAS 144,
"Accounting for the impairment or disposal of long-lived assets". In 2002, differences in the amount of write-down arose, reflecting the requirement under U.S. GAAP to discount future cash flows from impaired properties. Under Cdn. GAAP at the time, future cash flows from properties were not discounted in determining the magnitude of any impairment. As a consequence of the difference in impairment write-downs, under U.S. GAAP, depreciation and depletion would be reduced in 2004 by $268,000 ($158,000 in 2003, and $73,000 in 2002).

c)      Exploration Expenditures
        Under Cdn. GAAP, the Company defers certain exploration expenditures. When the properties are brought into commercial production, the deferred costs are amortized on the unit-of-production basis. If the properties are abandoned, the deferred expenditures are expensed at that time. The Securities and Exchange Commission published interpretations with respect to the extractive industry and have stated that under U.S. GAAP exploration expenditures during the exploration stage prior to determination of the existence of commercially mineable ore bodies are required to be expensed as incurred. Under U.S. GAAP, the Company expenses exploration costs of non-producing properties as incurred.

d)      Comprehensive Income (Loss)
        Under SFAS No. 130, "Reporting Comprehensive Income", all components of comprehensive income (loss) are to be reported in the period in which they are recognized. It requires that an entity classify items of other comprehensive income by their nature in a financial statement and disclose the accumulated balance of other comprehensive income separately from retained earnings (deficit) and additional paid in capital.

e)      Short-term Investments
        Under Cdn. GAAP, short-term investments are recorded at the lower of cost and quoted market value. Under U.S. GAAP, unrealized gains (losses) on short-term investments classified as available for sale securities are recorded in other comprehensive income, until realized.

f)      Long-term Investment
        Long-term investment consists of a non-interest bearing convertible debenture from Taseko Mines Limited, which under Cdn. GAAP, is recorded at cost, net of any impairment in value. Under Cdn. GAAP the Company has not recorded any interest income or unrealized gains (losses) on this investment. Under U.S. GAAP, the conversion option was bifurcated from the debenture. At acquisition, under U.S. GAAP, the value allocated to the conversion option was $1,165,000 with the remainder of $4,450,000 to the debenture. The subsequent mark to market gain on the conversion option of $2,348,000 and accretion income on the debenture of $92,000 has been recognized in earnings for U.S. GAAP purposes. There has been no change in fair value of the debenture since acquisition other than the accretion, which needs to be recognized in other comprehensive income, as the debenture is classified as an available for sale security.

g)      Derivative Instruments and Hedging Activities
        The Company applies Financial Accounting Standards Board ("FASB") Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No.138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in the fair values or cash flows. SFAS 138 amended certain provisions of SFAS 133 to clarify four areas of implementation.

        Under both Cdn. and U.S. GAAP, except for the hedge contract liability and deferred losses on foreign exchange hedge contracts as described below, the Company has marked to market its derivative instruments and the resulting unrealized gains (losses) have been charged to income in the relevant year.

h)      Deferred Losses on Foreign Exchange Hedging Contracts
        Foreign exchange hedges totalling US$25,000,000, designated as hedges of 2002 operating costs at the Nanisivik mine, matured in 2001 resulting in the realization of losses of $2,003,000, which amounts were deferred under Cdn. GAAP until the related costs were recognized in 2002 (see Note 14 to the Company's consolidated financial statements as at December 31, 2004). Under U.S. GAAP, these losses did not qualify for hedge accounting and, accordingly, were charged to income in the year incurred.

i)      Cumulative Translation Adjustment Account
        Under Cdn. GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders' equity described as "Cumulative translation adjustment" on the consolidated balance sheet. Under U.S. GAAP, such unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders' equity but rather as an adjustment to other comprehensive income.

j)      Flow-through Shares
        Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and provide the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Cdn. GAAP. At the time of issue, the funds received are recorded as share capital. No qualifying expenditures were incurred in 2003 or 2004. For U.S. GAAP, the premium paid in excess of the market value of $142,000 is credited to accounts payable and accrued liabilities and will be included in income as the qualifying expenditures are made. The flow-through fund, which is equivalent to the total proceeds of $742,000, was unexpended at December 31, 2004, and is considered to be restricted and is not considered to be cash or cash equivalents under U.S. GAAP.

k)      Accounts Payable and Accrued Liabilities
        Included in accounts payable and accrued liabilities are amounts for accounts payable and accrued expenses, respectively, as follows:

           ($000's)                                                      2004        2003
          ---------------------------------------------------------------------------------
           Accounts payable                                            $24,946     $11,147
           Payroll and severance accrual                                 4,931       2,921
           Utilities cost accrual                                          873         854
           Management fees accrual                                           -         500
           Mark-to-market of metal forward sale and call options             -         708
           Capital lease - current portion                                 375           -
           Capital tax accrual                                             130          65
           Premium paid on flow-through shares                             142         142
           Other accruals                                                4,303       2,434
          ---------------------------------------------------------------------------------
                                                                       $35,700     $18,771

l)      Minimum Pension Liability
        Under U.S. GAAP, if the accumulated pension plan benefit obligation which is the same as the accrued benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Cdn. GAAP does not require the Company to record a minimum pension liability and does not have the concept of Other Comprehensive Income. In 2004, the Company recorded a minimum pension liability of $2,022,000, an unrecognized prior service cost of $1,512,000, classified as "Intangible Asset" on the U.S. GAAP balance sheet, and a loss charged to Other Comprehensive Income of $510,000.

m)      Stock Based Compensation
        Under both Cdn. GAAP and U.S. GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123 as amended by SFAS 148. As a result of applying the modified prospective method for U.S. GAAP the stock-based compensation recognized under Cdn. GAAP for 2003 and 2002 has been reversed against contributed surplus and capital stock.

        The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

n)      Asset Retirement Obligations
        Effective January 1, 2004, under Cdn. GAAP the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes Cdn. GAAP with U.S. GAAP (SFAS 143) for the accounting for asset retirement obligations. There are no GAAP differences between Cdn. GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis. Under Section 3110, the transition provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by the Company for the year ended December 31, 2003. The restatements under Cdn. GAAP have been reversed in 2002 and a cumulative adjustment has been recorded in 2003 under U.S. GAAP. In addition, as a result of adopting Section 3110 under Cdn. GAAP as at January 1, 2004, there were further enhancements to the Asset Retirement Obligation and related balances relative to the amounts recognized in accordance with SFAS 143.

o)      Variable Interest Entities
        In December 2003, the FASB issued FIN 46R, which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities ("VIEs"). Application of this revised interpretation was required in financial statements for companies that have interests in VIEs or potential VIEs for periods ending after December 15, 2003. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of this accounting standard did not have a material impact on the financial statements of the Company.

p)      Recent Accounting Pronouncements

        U.S. STANDARDS

        The Emerging Issues Task Force ("EITF") formed a committee ("Committee") to evaluate certain mining industry accounting issues, including issues arising from the application of SFAS No. 141, "Business Combinations" ("SFAS No. 141") to business combinations within the mining industry and the capitalization of costs after the commencement of production, including deferred stripping.

        In March 2004, the EITF reached a consensus, based upon the Committee's deliberations and ratified by the FASB, that mineral interests conveyed by leases should be considered tangible assets. On April 30, 2004, the FASB issued a FASB Staff Position ("FSP") amending SFAS No. 141 and SFAS No. 142 to provide that certain mineral use rights are considered tangible assets and that mineral use rights should be accounted for based on their substance. The FSP is effective for the first reporting period beginning after April 29, 2004, with early adoption permitted. The Company does not expect the standard will have any impact on its financial statements.

        The Financial Accounting Standards Board (FASB) has issued FASB Statement No. 151, Inventory Costs, a amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of Statement 151 should be applied prospectively. The Company does not expect the standard will have any impact on its financial statements.

        CANADIAN STANDARDS

        In June 2003, the CICA issued Accounting Guideline No. 15 "Consolidation of Variable Interest Entities" ("AcG 15") which is similar to FIN 46(R). AcG 15 is effective for reporting periods beginning on or after November 1, 2004. The Company does not expect the standard will have any impact on its financial statements. The terms "proven and probable reserves", "development", and "production" have the same meaning under both U.S. and Cdn. GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and Cdn. GAAP.

18.     CONTINGENCIES AND COMMITMENTS

        CONTINGENCIES

        a) The Company and Trans-Oceanic Trading Company ("TOTC"), a former subsidiary of the Company, are defendants in an action commenced in the Ontario Court (General Division) on June 18, 1996, by John W. Sheiles, formerly president of TOTC, claiming arrears of base salary, salary in lieu of vacation pay, expenses and commissions aggregating approximately US$185,000 and damages of US$500,000 for wrongful termination of his employment contract. The Company has filed a statement of defense and is of the opinion that the claim is without merit.

        b) On October 10, 2002, the Nunavut Water Board ("NWB") issued to CanZinco Ltd. (a wholly-owned subsidiary of the Company) a renewal of its water license, for a period of 5.5 years commencing on October 1, 2002. One of the conditions contained in the license renewal was a requirement that the Company guarantee the financial security required by the license. NWB has established that the amount of security required by the license was $17,600,000. Of that amount, $5,000,000 was previously posted in the form of indemnity bonds pursuant to the expired water license. The issue of the outstanding balance of $12,600,000 was to have been addressed by the Company within 30 days of the issuance of the water license.

        By way of letter dated November 8, 2002, the Company committed to the Department of Indian Affairs and Northern Development ("DIAND"), the federal government agency that deals with the form of financial security pursuant to a water license issued by NWB, that it would provide to DIAND a guarantee in the form of an unsecured promissory note in the amount of $11,600,000, later changed to $12,600,000. On February 20, 2003, CanZinco delivered a promissory note in the amount of $1,000,000, with the balance of $11,600,000 under discussion as to form.

        The indemnity bonds amounting to $5,000,000 expired in July 2003 and were replaced in 2004 by an unsecured promissory note in the amount of $5,000,000.

        The Company and DIAND are still in the process of discussing the matter of financial security, but to date those discussions have not resulted in additional securities being provided, as the matter of the form of the security has not yet been resolved.

        As at December 31, 2004, the balance of the accrual for current and long-term reclamation, site restoration and closure costs with respect to the Nanisivik Mine is $7,248,000. This accrual includes all obligations that the Company estimates will arise from the requirements of the water license. Any excess in the amount of the unsecured promissory notes provided to DIAND over the actual reclamation and closure costs incurred will not result in the recognition of an incremental liability since any such excess would give rise to a financial asset in the form of a receivable from DIAND. This receivable would offset the excess and would be reported net on the balance sheet.

        c) In 2003, Kalwea Financial Corp., BVI ("Kalwea") commenced an action against the Company and CanZinco Ltd. ("CanZinco"), a subsidiary of the Company, for damages in the amount of $560,000 plus additional annual minimum royalty payments of $70,000 each quarter on October 1, January 1, April 1, and July 1, sequentially. Kalwea also claims a transfer of certain mining claims in Restigouche County, New Brunswick. The Company and CanZinco have filed a statement of defense and have counterclaimed for damages in the amount of $840,000 for overpayment of royalties. Kalwea alleges that it is a secured creditor of Marshall Minerals Corp. ("Marshall"), a company with which CanZinco has a royalty agreement arising from the purchase of mining claims in 1995. The Company and CanZinco are of the opinion that Kalwea's claims are without merit. This action was mediated on March 23, 2004, but the parties did not reach a definitive resolution. The Company anticipates completing a preliminary motion by April of 2005 and discoveries by June of 2005.

        d) Taseko Mines Limited ("Taseko"), the parent of Gibraltar Mines Ltd. ("Gibraltar"), has notified Boliden Westmin (Canada) Limited ("BWCL") (now NVI Mining, ("NVI"), a wholly owned subsidiary of the Company) in 2001 about indemnification claims made by Gibraltar pursuant to the purchase agreement entered into in 1999, whereby Gibraltar acquired certain assets from BWCL on July 21, 1999. The claims are (a) latent tax liability relating to the environmental reclamation deposit that was transferred to Gibraltar as a result of the purchase agreement. The estimated tax liabilities claimed are $3,750,000;
(b) potential tax liabilities with respect to an employee severance trust, which is in excess of $500,000. If this claim is successful, it exposes NVI to further direct liabilities which have not been quantified; and (c) claim for tax loss deductions in the amount of $54,000,000 as a result of delays in signing mineral exploration cumulative expenditure account. The Company believes, based on correspondence between Taseko and BWCL, that this claim may no longer be outstanding. No legal proceedings have been commenced with respect to any of these claims.

        NVI is involved in certain other legal actions. It is the opinion of the Company that these legal matters will be resolved without a material effect on the Company's financial position or results of operations.

        e) The Alberta Energy Utilities Board has notified Boliden Westmin (Canada) Limited, now NVI Mining Ltd., a wholly owned subsidiary of the Company that it is required to post $280,000 as security for reclamation of a number of closed gas wells in Alberta. The notice is pursuant to the Licensee Liability Rating Program of the Alberta Energy and Utilities Board. NVI Mining Ltd. must also address non-compliance issues such as removal of vegetation. The Company believes that this estimated figure might be higher than required because some prior remediation work was carried out in 2000 by the predecessor company. No legal proceedings have been commenced with respect to this matter.

        f) Tusk Energy Inc, Acanthus Resources Ltd., Bounty Developments Ltd., Cabre Exploration Ltd., Sunoma Energy Corp. and Trans World Oil & Gas Ltd. have filed a claim against multiple defendants including, Nanisivik Mines Ltd. ("Nanisivik"), a subsidiary of CanZinco, AEC West Ltd., Gulf Canada Resources Limited, et al. The claim arises from ownership or ownership interest of the Plaintiffs and Defendants in oil and gas producing properties in the Meekwap area of Alberta. It is alleged that Gulf Canada was responsible for measurement and processing of the plaintiffs' gas and natural gas liquids and failed to accurately measure and account for the plaintiffs' contributions from January 1990 to June, 1996, thereby resulting in allocations to all other defendants, including Nanisivik, in excess of their proper share and therefore have been unjustly enriched. The total claim against all defendants is approximately $6,000,000. It is not possible at this time to assess what portion, if any, of the misallocations, were actually received by Nanisivik. The action is subject to a standstill agreement, which expires on March 31, 2005. The plaintiffs are determining if they intend to pursue the action further.

        g) The Company is also involved in other legal proceedings and claims, which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of the management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

        h) The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

        i) In accordance with the standard industry practice, the Company seeks to obtain bonding and other insurance in respect of its liability for costs associated with the reclamation of mine, mill and other sites used in its operations and against other environmental liabilities imposed by statute. Due to developments which have affected the insurance and bonding markets worldwide, such bonding and/or insurance may be difficult or impossible to obtain in the future, or may only be available at significant additional cost. The Company's current insurers have indicated that they will not be renewing the current bonding on expiry. In the event that such bonding and/or insurance cannot be obtained by the Company or is obtainable only at significant additional cost, the Company may become subject to financial liabilities, which may affect its financial resources.


19.     LEASE COMMITMENTS

        The Company is committed to operating leases for business premises and equipment as follows:

                ($000's)
                 2005                           1,454
                 2006                             988
                 2007                             504
                 2008                             395
                 2009                             354
                 2010 and thereafter              383


20.     SEGMENT INFORMATION

        The Company operates in the mining industry. Operations in the Americas and Tunisia include the production and sale of zinc, lead and copper concentrates which also contain silver and gold.

        The accounting policies adopted by these segments are the same as those described in the Summary of Significant Accounting Policies (see note 1).

        As the products and services in each of the reportable segments, except for corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where internal financial statements are available.

SEGMENT INFORMATION

For  the Year Ended December 31, 2004
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                 Corporate  Consoli-
Geographic location              Latin America                           Canada                         Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                              El      El                             Bouchard-            Myra
                           Mochito  Toqui          Nanisivik Caribou  Hebert   Langlois   Falls          Bougrine
Operating Segment            Mine    Mine   Total     Mine     Mine    Mine      Mine      Mine   Total   Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                 40,457  23,207  63,664         -       -    62,175        -   11,750  73,925  20,803      51   158,443
Depreciation and depletion  (3,599) (3,161) (6,760)        -       -    (7,255)       -   (3,290)(10,545) (7,716)   (875)  (25,896)
Reclamation and closure costs (605)   (294)   (899)     (715)   (365)   (1,625)     (86)    (542) (3,333)   (664)      -    (4,896)
Contribution (loss) from
  mining   activities       10,569   6,163  16,372      (715)   (365)   21,260      (86)  (5,089) 15,005  (5,186)   (822)   25,729
General and administrative       -       -       -         -       -         -        -        -       -       -  (9,559)   (9,559)
Stock-based compensation         -       -       -         -       -         -        -        -       -       -  (1,253)   (1,253)
Interest and financing           -       -       -         -       -         -        -        -       -       -    (509)     (509)
Investment and other income      -       -       -         -       -         -        -        -       -       -     843       843
Foreign exchange loss on US
  dollar denominated debt        -       -       -         -       -         -        -        -       -       -    (431)     (431)
Other foreign exchange loss      -       -       -         -       -         -        -        -       -       -  (1,809)   (1,809)
Write-down of mineral
  properties and fixed assets    -       -       -         -       -         -        -        -       -       -  (1,178)   (1,178)
Other non-producing
  property costs                 -       -       -    (6,834) (1,641)        -     (108)       -  (8,583)      -     (55)   (8,638)
Income and mining (taxes)
  recovery                     (91)      -     (91)        -       -    (1,234)      11           (1,223)      -     743      (571)
Net earnings (loss)         10,478   6,163  16,641    (7,549) (2,006)   20,026     (183)  (5,089)  5,199) (5,186) (14,030)   2,624

Capital expenditures         6,762  10,981  17,743      (200)      -     1,219    4,008    3,997   9,024     428     494    27,689
Identifiable assets         38,165  43,756  81,921     6,954   1,210    14,351   46,189   97,825 166,529  16,320  22,704   287,474

INFORMATION ABOUT MAJOR
CUSTOMERS
Of the Company's total consolidated net revenue in 2004, revenue from one customer of $53,966,000 was generated from the Bouchard-Hebert mine and revenue from a another customer of $23,307,000 consisted of $13,290,000 that was generated from the El Mochito mine, $5,099,000 that was generated from the El Toqui mine, $3,099,000 that was generated from the Myra Falls mine and $1,819,000 that was generated from the Bougrine mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2003
($000's)
(Restated - note 1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate    Con-
Geographic location                 Latin America                           Canada                     Tunisia  and Other  solidated
------------------------------------------------------------------------------------------------------------------------------------
                                 El       El                                Bouchard-
                              Mochito   Toqui            Nanisivik  Caribou  Hebert   Langlois          Bougrine
Operating Segment               Mine     Mine    Total      Mine      Mine    Mine      Mine     Total    Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                    32,588   17,394   49,982      5,660        -    49,286        -   54,946   20,202   (1,120)  124,010
Depreciation and depletion     (4,025)  (2,220)  (6,245)         -        -   (10,725)       -  (10,725)  (8,595)    (399)  (25,964)
Reclamation and closure costs    (680)    (293)    (973)      (667)    (338)   (1,251)       -   (2,256)    (390)       -    (3,619)
(Loss) contribution from
  mining activities             3,932   (1,713)   2,219       (867)    (338)   (1,608)       -   (2,813)  (6,699)  (1,519)   (8,812)
General and administrative          -        -        -          -        -         -        -        -        -   (5,087)   (5,087)
Stock-based compensation            -        -        -          -        -         -        -        -        -     (274)     (274)
Interest and financing              -        -        -          -        -         -        -        -        -   (3,321)   (3,321)
Investment and other income         -        -        -          -        -         -        -        -        -      405       405
Foreign exchange gain on US
  dollar denominated debt           -        -        -          -        -         -        -        -        -   11,578    11,578
Other foreign exchange gain         -        -        -          -        -         -        -        -        -      206       206
Write-down of mineral
  properties and fixed assets    (279)       -     (279)         -        -         -        -        -        -        -      (279)
Other non-producing property
  income (costs)                    -        -        -     (3,386)  (1,521)        -      (83)  (4,990)       -   10,384     5,394
Income and mining taxes
(recovery)                        (83)       -      (83)         -        -      (141)       5     (136)     145      915       841
Net earnings (loss)             3,570   (1,713)   1,857     (4,253)  (1,859)   (1,749)     (78)  (7,939)  (6,554)  13,287       651

Capital expenditures            2,586    5,748    8,334        (36)       -        27    1,659    1,650      606       31    10,621
Identifiable assets            35,332   35,111   70,443      7,266    1,499    22,117   42,268   73,150   24,974   11,026   179,593

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue in 2003, revenue from one customer of $48,795,000 originated from the Bouchard-Hebert mine, and revenue from another customer of $15,126,000 consisted of $7,719,000 that originated from the Bougrine mine and $7,407,000 that originated from the El Toqui mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2002
($000's)
(Restated - note 1)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate    Con-
Geographic location                 Latin America                           Canada                     Tunisia  and Other  solidated
------------------------------------------------------------------------------------------------------------------------------------
                                 El       El                                Bouchard-
                              Mochito   Toqui            Nanisivik  Caribou  Hebert   Langlois          Bougrine
Operating Segment               Mine     Mine    Total      Mine      Mine    Mine      Mine     Total    Mine
------------------------------------------------------------------------------------------------------------------------------------
Net revenue                    38,143   22,309   60,452     36,021        -    49,702        -   85,723   22,441        -  168,616
Depreciation and depletion     (6,030)  (2,606)  (8,636)    (3,435)       -   (10,493)       -  (13,928)  (7,358)     (65) (29,987)
Reclamation and closure costs    (813)    (305)  (1,118)      (941)    (314)     (914)       -   (2,169)    (879)       -   (4,166)
(Loss) contribution from
  mining activities            (2,905)     213   (2,692)    (2,832)    (314)    1,354        -   (1,792)  (8,641)     (65) (13,190)
General and administrative          -        -        -          -        -         -        -        -        -   (6,198)  (6,198)
Stock-based compensation            -        -        -          -        -         -        -        -        -     (184)    (184)
Interest and financing              -        -        -          -        -         -        -        -        -   (5,122)  (5,122)
Investment and other income         -        -        -          -        -         -        -        -        -    1,273    1,273
Foreign exchange gain on US
  dollar                            -        -        -          -        -         -        -        -        -      669      669
Other foreign exchange loss         -        -        -          -        -         -        -        -        -     (361)    (361)
Other non-producing property
  income (costs)                    -        -        -     (2,971)  (1,678)        -     (107)  (4,756)       -      909   (3,847)
Income and mining taxes
  (recovery)                      (95)       -      (95)       602        -       (99)       6      509     (165)     (25)     224
Net (loss) earnings            (3,000)     213   (2,787)    (5,201)  (1,992)    1,255     (101)  (6,039)  (8,806)  (9,104) (26,736)

Capital expenditures            2,348    2,859    5,207         16        -     1,676      867    2,559    1,967    1,237   10,970
Identifiable assets            47,901   35,288   83,189     17,141    3,587    31,464   39,792   91,984   37,308   16,995  229,476

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue in 2002, revenue from one customer of $35,331,000 consisted of $33,686,000 that originated from the Bouchard-Hebert Mine, and $1,645,000 that originated from the El Mochito Mine.

21.     ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

        ($000's)

                                                          ---------------------------------
                                                             2004       2003         2002
                                                          ---------------------------------
                                                                    (Restated - (Restated -
                                                                      note 1)      note 1)
        Accounts receivable - concentrate                     583      8,376      (13,976)
        Other receivables                                    (282)     1,271         (654)
        Concentrate inventory                             (31,784)       708       16,295
        Materials and supplies inventory                    2,251      1,833        8,905
        Short-term investments                                 30         20          (19)
        Prepaid expenses and other current assets             752       (165)         201
        Provisional payments for concentrate inventory
          shipped and not priced                           21,779     (6,105)     (17,879)
        Accounts payable and accrued liabilities            1,437     (2,630)      (2,964)
        Income and mining taxes payable                       189       (129)        (880)
        Current portion of reclamation, closure cost
          accruals and other environmental obligations       (132)      (832)      (1,435)
                                                          ---------------------------------
                                                           (5,177)     2,347      (12,406)
                                                          ---------------------------------

22.     EARNINGS (LOSS) PER SHARE

        Basic Earnings (Loss) per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the year. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per common share data is not presented in 2003 and 2002, as the exercise of options would not have been dilutive in those years.

        The calculation of diluted earnings per share has been computed using the treasury stock method which assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average quoted market price of the Common Shares during 2004 was $0.53 (2003 - $0.32, 2002 - $0.20).

        On May 1, 2002, the Company completed a rights issue with an exercise price of $0.20 per share. The market value of the Common Shares on April 2, 2002, the day prior to trading ex-rights, was $0.37 per share. As a result of the bonus element in the rights issue, the basic loss per share in 2002 and the weighted-average number of Common Shares outstanding in those years have been adjusted retroactively as follows:

                                                                     2003         2002
                                                         2004     (restated)   (restated)
-----------------------------------------------------------------------------------------
Earnings (loss) per share - before bonus element        $0.01        $0.00       ($0.16)
Earnings (loss)  per share - after bonus element        $0.01        $0.00       ($0.16)
Diluted earnings per share - before bonus element       $0.01          N/A          N/A
Diluted earnings per share - after bonus element        $0.01          N/A          N/A
Weighted-average number of shares outstanding (000's) 353,508      211,411      159,684
Additional shares due to bonus element (000's)              -            -        9,390
-----------------------------------------------------------------------------------------
Weighted-average number of Common Shares
  outstanding after bonus element (000's)             353,508      211,411      169,074
Incremental shares on assumed exercise of
  options and warrants (000's)                         23,292       10,259          601
-----------------------------------------------------------------------------------------
Weighted-average number of Common Shares used
  for diluted earnings per share (000's)              376,800      221,670      169,675
-----------------------------------------------------------------------------------------


MANAGEMENT AND CORPORATE INFORMATION

WWW.BREAKWATER.CA

DIRECTORS

NED GOODMAN
Chairman

DONALD K. CHARTER 2

GRANT A. EDEY 1

JONATHAN C. GOODMAN

JAN C. JOHANSSON

GARTH A. C. MACRAE 1, 3

A. MURRAY SINCLAIR, JR. 1, 2

1    Member of Audit Committee
2    Member of Compensation Committee
3    Member of Hedging Committee





OFFICERS

GARTH A. C. MACRAE
President and
Chief Executive Officer

JOHN D. BRACALE
Vice President, Latin America and Corporate Logistics

ROBERT L. BYRD, JR.,
Vice President, Latin American Operations

RICHARD R. GODFREY
Vice President, Finance and Chief Financial Officer

J. STEVEN HAYES
Vice President, Marketing

WILLIAM M. HEATH
Vice President, Administration

TORBEN JENSEN
Vice President, Engineering

JOHN B. MCCOMBE
Vice President, Operations

PRIYA PATIL
Corporate Counsel and Assistant Corporate Secretary

LEROY A. FONG
Controller

E. ANN WILKINSON
Corporate Secretary

TRANSFER AGENT AND REGISTRAR

COMPUTERSHARE TRUST COMPANY OF CANADA
100 University Ave.,
9th Floor
Toronto, ON
M5J 2Y1

CO-TRANSFER AGENTS
COMPUTERSHARE TRUST COMPANY OF CANADA
510 Burrard Street,
2nd Floor
Vancouver, BC
V6C 3B9

NORTH AMERICA TOLL-FREE
Tel: (800) 564-6253
Fax: (888) 453-0330

INTERNATIONAL
Tel: (514) 982-7555
Fax: (416) 263-9524

E-Mail:
service@computershare.com
www.computershare.com

COMPUTERSHARE TRUST COMPANY INC.
350 Indiana Street,
Suite 800
Golden, Colorado
U.S.A. 80401
Tel: (303) 262-0600
Fax: (303) 262-0603

CORPORATE AND REGISTERED OFFICE
95 Wellington Street West
Suite 950
Toronto, ON
M5J 2N7
Tel: (416) 363-4798
Fax: (416) 363-1315

E-MAIL
investorinfo@breakwater.ca

WEBSITE
www.breakwater.ca

SHARES TRADED
Toronto Stock Exchange
Symbol - BWR

AUDITORS
DELOITTE & TOUCHE llp
Suite 1700
5140 Yonge Street
Toronto, ON
M2N 6L7
Tel: (416) 601-6150




Printed in Canada on recycled paper using vegetable based inks.

Production
Walter J. Mishko & Co. Inc.

Design
Goodhoofd Inc.




BREAKWATER RESOURCES LTD.

is a Canadian-based company engaged in the acquisition, exploration, development and mining of base metal deposits worldwide.

www.breakwater.ca